Exhibit 10.1

EXECUTION COPY

AMENDED AND RESTATED

CREDIT AGREEMENT

among

NATIONAL MENTOR HOLDINGS, INC.,

NATIONAL MENTOR, INC.,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

DYMAS FUNDING COMPANY, LLC,

GENERAL ELECTRIC CAPITAL CORPORATION,

MERRILL LYNCH CAPITAL and

UBS SECURITIES LLC,

as Co-Documentation Agents,

BANK OF AMERICA, N.A.,

as Syndication Agent,

and

JPMORGAN CHASE BANK,

as Administrative Agent

Dated as of November 4, 2004

J.P. MORGAN SECURITIES INC.
and
BANC OF AMERICA SECURITIES LLC,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS

1.1	Defined Terms
1.2	Other Definitional Provisions

SECTION 2.	AMOUNT AND TERMS OF COMMITMENTS

2.1	Term Commitments
2.2	Procedure for Tranche B Term Loan Borrowing
2.3	Repayment of Tranche B Term Loans
2.4	Revolving Commitments
2.5	Procedure for Revolving Loan Borrowing
2.6	Swingline Commitment
2.7	Procedure for Swingline Borrowing; Refunding of Swingline Loans
2.8	Commitment Fees, etc.
2.9	Termination or Reduction of Revolving Commitments
2.10	Optional Prepayments
2.11	Mandatory Prepayments
2.12	Conversion and Continuation Options
2.13	Limitations on Eurodollar Tranches
2.14	Interest Rates and Payment Dates
2.15	Computation of Interest and Fees
2.16	Inability to Determine Interest Rate
2.17	Pro Rata Treatment and Payments
2.18	Requirements of Law
2.19	Taxes
2.20	Indemnity
2.21	Change of Lending Office
2.22	Replacement of Lenders
2.23	Limitation on Additional Amounts, etc

SECTION 3.	LETTERS OF CREDIT

3.1	L/C Commitment
3.2	Procedure for Issuance of Letter of Credit
3.3	Fees and Other Charges
3.4	L/C Participations
3.5	Reimbursement Obligation of the Borrower
3.6	Obligations Absolute
3.7	Letter of Credit Payments
3.8	Applications

SECTION 4.	REPRESENTATIONS AND WARRANTIES

4.1	Financial Condition
4.2	No Change
4.3	Existence; Compliance with Law

4.4	Power; Authorization; Enforceable Obligations
4.5	No Legal Bar
4.6	Litigation
4.7	No Default
4.8	Ownership of Property; Liens
4.9	Licenses, Intellectual Property
4.10	Taxes
4.11	Federal Regulations
4.12	Labor Matters
4.13	ERISA
4.14	Investment Company Act; Other Regulations
4.15	Subsidiaries
4.16	Use of Proceeds
4.17	Environmental Matters
4.18	Accuracy of Information, etc
4.19	Security Documents
4.20	Solvency
4.21	Senior Indebtedness
4.22	Regulation H

SECTION 5.	CONDITIONS PRECEDENT

5.1	Conditions to Initial Extension of Credit
5.2	Conditions to Each Extension of Credit

SECTION 6.	AFFIRMATIVE COVENANTS

6.1	Financial Statements
6.2	Certificates; Other Information
6.3	Payment of Obligations
6.4	Maintenance of Existence; Compliance
6.5	Maintenance of Property; Insurance
6.6	Inspection of Property; Books and Records; Discussions
6.7	Notices
6.8	Environmental Laws
6.9	Additional Collateral, etc
6.10	Foreign Subsidiaries
6.11	Mortgage Amendments, Etc

SECTION 7.	NEGATIVE COVENANTS

7.1	Financial Condition Covenants
7.2	Indebtedness
7.3	Liens
7.4	Fundamental Changes
7.5	Disposition of Property
7.6	Restricted Payments
7.7	Capital Expenditures
7.8	Investments
7.9	Optional Payments and Modifications of Certain Debt Instruments
7.10	Transactions with Affiliates

7.11	Sales and Leasebacks
7.12	Swap Agreements
7.13	Changes in Fiscal Periods
7.14	Negative Pledge Clauses
7.15	Clauses Restricting Subsidiary Distributions
7.16	Lines of Business
7.17	Insurance Subsidiary Investments
7.18	Insurance Subsidiary

SECTION 8.	EVENTS OF DEFAULT

SECTION 9.	THE AGENTS

9.1	Appointment
9.2	Delegation of Duties
9.3	Exculpatory Provisions
9.4	Reliance by Administrative Agent
9.5	Notice of Default
9.6	Non-Reliance on Agents and Other Lenders
9.7	Indemnification
9.8	Agent in Its Individual Capacity
9.9	Successor Administrative Agent
9.10	Co-Documentation Agents and Syndication Agent

SECTION 10.	MISCELLANEOUS

10.1	Amendments and Waivers
10.2	Notices
10.3	No Waiver; Cumulative Remedies
10.4	Survival of Representations and Warranties
10.5	Payment of Expenses and Taxes
10.6	Successors and Assigns; Participations and Assignments
10.7	Adjustments; Set-off
10.8	Counterparts
10.9	Severability
10.10	Integration
10.11	GOVERNING LAW
10.12	Submission To Jurisdiction; Waivers
10.13	Acknowledgements
10.14	Releases of Guarantees and Liens
10.15	Confidentiality
10.16	WAIVERS OF JURY TRIAL
10.17	USA PATRIOT Act
10.18	Certain Matters Relating to the Existing Credit Agreement
10.19	No Novation

SCHEDULES:

1.1A	Commitments
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.7	No Default
4.8	Real Property
4.9	Licenses
4.15(a)	Organizational Structure
4.15(b)	Subsidiaries
4.19(a)	UCC Filing Jurisdictions
6.11	Existing Mortgage Collateral Properties
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.8(g)	Existing Investments

EXHIBITS:

A-1	Form of Guarantee and Security Agreement
A-2	Form of Borrower Security Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	RESERVED
E	Form of Assignment and Assumption
F	Form of Legal Opinion of Kirkland & Ellis LLP
G	Form of Reinvestment Notice
H	Form of Exemption Certificate
I	Form of Subordination Provisions
J	Form of Lender Addendum

AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of November 4, 2004, among National MENTOR Holdings, Inc., a Delaware corporation (“Holdings”), National MENTOR, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), Dymas Funding Company, LLC, General Electric Capital Corporation, Merrill Lynch Capital and UBS Securities LLC, as co-documentation agents (in such capacity, the “Co-Documentation Agents”), Bank of America, N.A., as syndication agent (in such capacity, the “Syndication Agent”), and JPMorgan Chase Bank, as administrative agent.

W I T N E S S E T H:

WHEREAS, Holdings, National MENTOR, LLC (“NMLLC”), certain of the Lenders and the Administrative Agent are parties to the Credit Agreement, dated as of May 1, 2003 (the “Existing Credit Agreement”);

WHEREAS, Holdings, the Borrower and NMLLC have requested that the Existing Credit Agreement be amended and restated to extend and restate the loans outstanding under the Existing Credit Agreement and to amend certain terms and conditions thereof;

WHEREAS, as a condition to the amendment and restatement of the Existing Credit Agreement, certain parties to the Existing Credit Agreement and certain of the Lenders entered into Assignment and Assumption Agreements dated as of the date hereof (the “Assignment Agreements”) pursuant to which certain lenders under the Existing Credit Agreement assigned all their loans and certain of their rights and obligations under the Existing Credit Agreement to certain Lenders.

WHEREAS, the Lenders are willing to amend and restate the Existing Credit Agreement subject to the terms and conditions hereafter set forth; and

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree that, upon the effectiveness of this Agreement, the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

SECTION 1.                                DEFINITIONS

1.1                                 Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  For purposes hereof:  “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank in connection with extensions of credit to debtors).  Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“Acquired EBITDA”: (i) EBITDA attributable to each Permitted Acquisition consummated by the Borrower or any of its Subsidiaries plus (ii) the Pro Forma Cost Reductions, if any, applicable to each such Permitted Acquisition.

“Acquisition”:  any acquisition of all or substantially all of the assets or over 80% of the equity interests of any Person or division thereof.

“Adjustment Date”:  as defined in the Pricing Grid.

“Administrative Agent”:  JPMorgan Chase Bank, together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly to direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Agents”:  the collective reference to the Syndication Agent, the Co-Documentation Agents and the Administrative Agent.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Tranche B Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”:  as defined in the preamble hereto.

“Applicable Margin”:  for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurodollar Loans
Revolving Loans and Swingline Loans	2.25%	3.25%
Tranche B Term Loans	2.25%	3.25%

; provided, that on and after the first Adjustment Date after the Closing Date, the Applicable Margin with respect to Revolving Loans, Swingline Loans and Tranche B Term Loans will be determined pursuant to the Pricing Grid.

“Application”:  an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”:  as defined in Section 10.6(b).

“Asset Sale”:  any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (g) or (h) of Section 7.5 or clause (b) of Section 7.8) other than any Home Sale or Sale Leaseback Transaction that yields gross proceeds to any Loan Party (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $2,000,000 in the aggregate in any fiscal year.

“Assignee”:  as defined in Section 10.6(b).

“Assignment Agreement”:  as defined in the recitals hereto.

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit E.

“Available Revolving Commitment”:  as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Bank of America”: Bank of America, N.A., in its individual capacity.

“Benefitted Lender”:  as defined in Section 10.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble hereto.

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrower Security Agreement”:  the Amended and Restated Borrower Security Agreement executed and delivered by the Borrower in favor of the Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit A-2, as the same may be amended, supplemented or otherwise modified form time to time.

“Business”:  as defined in Section 4.17(b).

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”:  for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries during such period for the acquisition, rental, lease, purchase, construction, replacement, repair or use of any property, the value of which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries (including, without limitation, the aggregate principal amount of Capital Lease Obligations incurred during such period).

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, to the extent such obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest substantially in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; or (i) other short-term investments utilized by Permitted Foreign Subsidiaries in accordance with the normal investment practices for cash management in investments of a type analogous to the foregoing.

“Cash Management Obligations”:  any obligations owed by Holdings, the Borrower or any of its Subsidiaries to any Lender or any Affiliate of a Lender in respect of any overdraft and other liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and designated by Holdings or Borrower as being secured under the Security Documents.

“Change of Control”:  (i) prior to an Initial Public Offering, for any reason (a) MDP Holder and its Affiliates shall fail to have the right to appoint a majority of the board of directors of Holdings and thereby control the management of Holdings, the Borrower and its Subsidiaries; (b) (i) the Borrower shall cease to own of record and beneficially 100% of the issued and outstanding voting power of all Capital Stock of National Mentor, LLC on a fully diluted basis, or (ii) National Mentor, LLC shall cease to own of record and beneficially, directly or indirectly through one or more other Subsidiaries, all of the issued and outstanding voting power of all Capital Stock of all of its Subsidiaries (including all Subsidiary Guarantors) on a fully diluted basis except as otherwise permitted to be disposed of or merged hereunder; (c) Holdings shall cease to own, directly or indirectly, 100% of the outstanding voting power of all Capital Stock of the Borrower on a fully diluted basis; or (d) MDP Holder and its Affiliates shall cease to own and control of record and beneficially, directly, on a fully diluted basis, at least 51% of the issued and outstanding voting power of all Capital Stock of Holdings; and (ii) after any Initial Public Offering, (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than MDP Holder is or becomes the beneficial owner, directly or indirectly, of more than 40% of the total voting power of all Capital Stock of Holdings; or (b) the event in subclause (i)(c) of this definition shall occur.

“Closing Costs”: non recurring out-of-pocket costs, fees and expenses, including attorneys’ fees, investment banking fees and certain fees (i) due under the Fee Letters or (ii) paid by any of the Loan Parties in connection with this Agreement or the Senior Subordinated Notes Indenture at any time during the period beginning on the Closing Date and ending 90 days thereafter.

“Closing Date”:  the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied (or waived by the Agents and the Lenders in accordance herewith), which date is November 4, 2004.

“Co-Documentation Agents”:  as defined in the preamble hereto.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”:  as to any Lender, the sum of the Tranche B Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate”: ½ of 1% per annum; provided, that on and after the first Adjustment Date after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group of entities that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conduit Lender”:  any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.18, 2.19, 2.20 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum”:  the Confidential Information Memorandum dated October 2004 and furnished to certain Lenders.

“Consolidated Current Assets”:  at any date, all amounts (other than cash and Cash Equivalents, deferred income taxes and debts due from Affiliates) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date.

“Consolidated Current Liabilities”:  at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt (including accrued but unpaid interest) of Holdings and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein.

“Consolidated EBITDA”:  for any period, Consolidated Net Income for such period plus, without duplication, the sum of (a) income (and franchise taxes in the nature of income taxes) and foreign withholding tax expense for such period and any state single business unitary or similar tax, (b) Consolidated Interest Expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business) (f) Closing Costs for such period, (g) Management Fees paid in cash or accrued during such period to the extent permitted to be paid hereunder, (h) Acquired EBITDA for such period, (i) proceeds of business interruption insurance received during such period, (j) expenses incurred to the extent covered by indemnification or refunding provisions in any Permitted Acquisition document, any document pertaining to any acquisition consummated prior to the Closing Date, or any insurance to the extent reimbursed (or reasonably expected to be reimbursed within 120 days of the incurrence thereof), (k) non cash losses from asset sales for such period (other than non-cash losses from Home Sales and other than from sales of inventory sold in the ordinary course of business), (l) Ordinary Course Real Property Gains, (m) non cash expenses incurred in connection with the issuance of stock options, warrants or other Permitted Capital Stock by Holdings to employees of Holdings and its Subsidiaries and (n) any Transaction Bonuses; provided that with respect to clauses (a) through (n) (other than clauses (h), (i) and (l)), such amounts shall be added to Consolidated Net Income pursuant to this definition only to the extent such amounts are deducted in determining Consolidated Net Income, and minus, (a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (ii) income tax credits (to the extent not netted from income tax expense) and (iii) any other non-cash income and (b) any cash payments made during such period in respect of expenses or losses described in clause (e) above incurred or taken since the date hereof, which cash payments are made subsequent to the fiscal quarter in which the relevant expenses or losses were reflected as a charge in the statement of Consolidated Net Income, but only to the extent that such cash payments do not exceed such expenses or losses, all as determined on a consolidated basis. In addition, Consolidated EBITDA shall be calculated without giving effect to (w) any gains or losses (other than as expressly provided in clauses (k) and (l) above) from sales of assets other than from sales of inventory sold in the ordinary course of business, (x) purchase accounting adjustments required or permitted by Accounting Principles Board Opinion Nos. 16 (including non-cash write ups and non cash charges relating to inventory and fixed assets, in each case arising in connection with any Permitted

Acquisition) and 17 (including non cash charges relating to intangibles and goodwill arising in connection with any Permitted Acquisition), (y) any gain or loss recognized in determining Consolidated Net Income for such period in respect of post-retirement benefits as a result of the application of FASB 106 and (z) any gain or loss recognized in determining Consolidated Net Income for such period resulting from the payment of earnout obligations.

“Consolidated Interest Coverage Ratio”:  for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”:  for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of Holdings and its Subsidiaries for such period with respect to all outstanding Indebtedness of Holdings and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio”:  as at the end of any fiscal quarter, the ratio of (a) Consolidated Total Debt of Holdings and its Subsidiaries on such day (excluding Subordinated PIK Debt permitted hereunder and excluding the Magellan Note, to the extent funds have been escrowed by Holdings for the payment thereof) to (b) Consolidated EBITDA for the most recently completed four fiscal quarters of Holdings and its Subsidiaries.

“Consolidated Net Income”:  for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of Holdings) in which Holdings or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Total Debt”:  at any date, the aggregate principal amount of all Indebtedness of Holdings and its Subsidiaries at such date, determined on a consolidated basis, required to be reflected on a consolidated balance sheet of Holdings in accordance with GAAP.

“Consolidated Working Capital”:  at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition”:  with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Earnout Obligations”:  those payment obligations of Holdings and its Subsidiaries to former owners of businesses which were acquired by Holdings or one of its Subsidiaries pursuant to an acquisition which are in the nature of deferred purchase price to the extent such payment obligations are required to be set forth on a balance sheet prepared in accordance with GAAP.

“ECF Percentage”:  50%; provided, that, with respect to each fiscal year of the Borrower ending on or after September 30, 2005, the ECF Percentage shall be reduced to 25% if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than 3.50:1.00 but greater than or equal to 2.50:1.00 on the last day thereof (after giving pro forma effect to the making of any prepayment); provided further that the ECF Percentage shall be reduced to 0% if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than 2.50:1.00 (after giving pro forma effect to the making of any prepayment).

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”:  as to any Person for any period (a) Consolidated EBITDA for such period, plus (b) if there was a net decrease in Consolidated Working Capital during such period, the amount of such net decrease, minus (c) Consolidated Interest Expense and payments and prepayments of the principal of any Indebtedness during such period (other than Indebtedness that is repaid with the proceeds of any issuance of Capital Stock or other Indebtedness incurred by any Loan Party), but only to the extent that any such prepaid amounts cannot by their terms be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Indebtedness for such period, minus (e) Capital Expenditures (other than Capital Expenditures financed with Indebtedness permitted hereunder and other Excluded Capital Expenditures), the cash portion of Permitted Acquisitions and other Investments permitted hereunder (other than Permitted Acquisitions and Investments financed with Indebtedness or issuances of Capital Stock permitted hereunder), for such period or, in the case of Permitted Acquisitions, payable within 30 days of the end of such period (provided that amounts so deducted shall not be deducted in any subsequent period), minus (f) cash taxes paid or payable for such Person and its Subsidiaries for such period, minus (g) Closing Costs for such period, minus (h) Management Fees paid or payable in cash during such period to the extent permitted to be paid hereunder, minus (i) expenses incurred to the extent covered by the indemnification or refunding provisions in any document pertaining to an acquisition consummated prior to the Closing Date, any Permitted Acquisition document or any insurance to the extent actually reimbursed (or reasonably expected to be reimbursed with 120 days of the incurrence thereof) or (if required by GAAP to be reflected on the income statement of Holdings and its Subsidiaries) to the extent of any actual setoff against the Magellan Seller Notes, minus (j) Acquired EBITDA for such period, minus (k) proceeds of business interruption insurance received during such period, minus (l) noncash losses from asset sales for such period (other than non cash losses from Home Sales), minus (m) all cash losses for such period from sales of assets other than from sales of inventory sold in the ordinary course of business, minus (n) Ordinary Course Real Property Gains for such period, minus (o) if there was a net increase in Consolidated Working Capital during such period the amount of such net increase and minus (p) any Transaction Bonuses paid in such period.

“Excess Cash Flow Application Date”:  as defined in Section 2.11(c).

“Excluded Capital Expenditures”:  all Capital Expenditures:

(i)                                     made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with, or subsequently reimbursed out of, insurance proceeds, indemnity payments, condemnation awards (or payments in lieu of) or damage recovery proceeds relating to any such damage, loss, destruction or condemnation;

(ii)                                  constituting reinvestment of proceeds (to the extent permitted herein) from Home Sales, Asset Sales, Sale Leaseback Transactions and Recovery Events;

(iii)                               made by Holdings or any of its Subsidiaries as a tenant in leasehold improvements, to the extent reimbursed by the landlords; or

(iv)                              made with the proceeds of an issuance of Capital Stock (to the extent such proceeds are permitted to be retained by Holdings or any of its Subsidiaries pursuant to Section 2.11(d)).

“Existing Credit Agreement”:  as defined in the recitals hereto.

“Existing Letters of Credit”:  as defined in Section 3.1(c).

“Existing Mortgage Collateral Properties”: as defined in Section 6.11.

“Existing Property Sale Leaseback Transaction”:  as defined in Section 7.11.

“Facility”:  each of (a) the Tranche B Term Commitments and the Tranche B Term Loans made thereunder (the “Tranche B Term Facility”) and (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank from three federal funds brokers of recognized standing selected by it.

“Fee Letters”: the fee letter dated October 1, 2004 among the Borrower, Holdings and the Agents, as amended by the Amendment dated October 13, 2004, and the fee letter dated October 1, 2004 among Borrower, Holdings and the Administrative Agent.

“Fee Payment Date”:  (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Foreign Subsidiary”:  any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funded Debt”:  as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Office”:  the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b).  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower, the Required Lenders and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”:  the collective reference to Holdings, the Borrower and their respective Subsidiaries.

“Guarantee and Security Agreement”:  the Amended and Restated Guarantee and Security Agreement dated as of the date hereof among Holdings, and each Subsidiary Guarantor substantially in the form of Exhibit A-1.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”:  the collective reference to Holdings and the Subsidiary Guarantors.

“Holdings”:  as defined in the preamble hereto.

“Home Sale”:  any Disposition or series of Dispositions of real property of any Loan Party in the ordinary course of business in a transaction in which such real property is sold solely for its value as real estate and not as a going concern in excess of $1,000,000 in the aggregate in any fiscal year; provided that a Sale Lease Back Transaction shall not be considered a Home Sale.

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables and accrued expenses incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) the principal portion of all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock issued to parties other than Holdings or its Subsidiaries of such Person, if the scheduled redemption date is prior to the scheduled maturity date of the Tranche B Term Loans, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) all Earnout Obligations; and (k) for the purposes of Section 8(e) only, all obligations of such Person in respect of Swap Agreements; provided that (i) the amount of Indebtedness which is limited or non-recourse to such Person or for which recourse is limited to an identified asset shall be equal to the lesser of (1) the amount of such Indebtedness and (2) the fair market value of such asset as at the date of determination, (ii) amounts which are reserved by such Person for payment of insurance premiums due within twelve months of such date shall not constitute Indebtedness and (iii) Indebtedness shall not include obligations with respect to deferred compensation.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Initial Public Offering”: the initial public offering of the common stock of the Holdings.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Insurance Subsidiary”:  any Subsidiary of the Borrower engaged solely in the general liability, professional liability, health and benefits and workers compensation and such other insurance business as may be approved by the Administrative Agent in its reasonable discretion, for the underwriting of insurance policies for the Borrower and its Subsidiaries and the respective employees, officers or directors thereof.  Notwithstanding anything else herein to the contrary, no Insurance Subsidiary shall be required to become a Subsidiary Guarantor hereunder.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders under the relevant Facility, nine or twelve) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders under the relevant Facility, nine or twelve) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 12:00 Noon, New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)                                     if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)                                  the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the Tranche B Term Loans, as applicable;

(iii)                               any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)                              the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”:  as defined in Section 7.8.

“Issuing Lender”:  JPMorgan Chase Bank or any affiliate thereof, in its capacity as issuer of any Letter of Credit; provided that Fleet National Bank, shall be the Issuing Lender solely with respect to the Existing Letters of Credit.

“L/C Commitment”:  $40,000,000.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”:  the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Lender Addendum”:  an instrument, substantially in the form of Exhibit J, by which a Lender becomes a party to this Agreement as of the Closing Date.

“Lenders”:  as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender and any Issuing Lender.

“Letters of Credit”:  as defined in Section 3.1(a).

“Lien”:  any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Security Documents, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”:  each Group Member that is a party to a Loan Document.

“Magellan Note Documents”:  the Magellan Seller Notes and any other agreements of any Loan Party relating thereto.

“Magellan Purchase Agreement”:  the Stock Purchase Agreement among National MENTOR, LLC, Holdings and the Magellan Seller dated January 18, 2001, as amended, modified and supplemented from time to time as permitted hereunder or in the Loan Documents.

“Magellan Reserve”:  at any time of determination, the then outstanding principal amount plus accrued and unpaid interest on the Magellan Seller Notes.

“Magellan Seller”:  Magellan Public Network, Inc. and Magellan Health Services, Inc.

“Magellan Seller Notes”:  that certain subordinated indebtedness in the original principal amount of $10,000,000 issued by Holdings to the Magellan Seller.

“Majority Facility Lenders”:  with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Tranche B Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Managed Care Plans”:  all health maintenance organizations, preferred provider organizations, individual practice associations, competitive medical plans and similar arrangements.

“Management Fees”: as defined in Section 7.10.

“Material Adverse Effect”:  a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Borrower or, taken as a whole, Holdings, the Borrower and its Subsidiaries, (b) the ability of any Loan Party to perform its material obligations under the Loan Documents to which it is a party, or (c) the validity or enforceability of this Agreement, the Notes, Section 2 of the Guarantee and Security Agreement, or, taken as a whole, any of the other Loan Documents, or the rights or remedies of the Administrative Agent or the Lenders under this Agreement, the Note or, taken as whole, the other Loan Documents.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“MDP Holder”:  Madison Dearborn Capital Partners III, L.P.

“Mortgage Amendments”:  each of the amendments to Mortgages in the form requested by the Administrative Agent, to be executed by the applicable Loan Party in order to continue for the benefit of the Administrative Agent, on behalf of the Lenders, the Liens created by the Mortgages delivered under the Existing Credit Agreement on the Existing Mortgage Collateral Properties.

“Mortgaged Properties”:  the real properties and leasehold interests, if any, of any Loan Party as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

“Mortgages”:  all fee mortgages, leasehold mortgages, if any, assignments of leases, mortgage deeds, deeds of trust, deeds to secure debt, security agreements, and other similar instruments, executed or to be executed by any Loan Party (i) which provide the Administrative Agent, for the benefit of the Lenders, a Lien on or other interest in the Existing Mortgage Collateral Properties, and (ii) pursuant to Section 6.9(b), as amended, restated, modified, extended or supplemented from time to time.

“Multiemployer Plan”:  a Plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  (a) in connection with any Asset Sale, Home Sale, Sale Leaseback Transaction or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness (including, without limitation, principal, interest, premium and penalties, if any) secured by a Lien expressly permitted hereunder on any asset that is the subject of such

Asset Sale, Home Sale, Sale Leaseback Transaction or Recovery Event (other than any Lien pursuant to a Security Document) and other related fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and net of (i) any reasonable reserves established in connection therewith, (ii) reasonable holdbacks and (iii) reasonable indemnity obligations relating thereto, and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other related fees and expenses actually incurred in connection therewith; provided, however, that for purposes of determination of Net Cash Proceeds under Section 2.11(d), any issuance or sale of (i) Capital Stock of Holdings issued on or before the Closing Date; (ii) Capital Stock of a Loan Party to any Person as consideration paid or otherwise issued in connection with a Permitted Acquisition; (iii) Capital Stock of a Loan Party issued to any director of the Loan Party required by applicable law in connection with such Person acting in such capacity; (iv) Capital Stock of a Loan Party issued to directors, management, employees and former employees of such Loan Party whether pursuant to stock options or otherwise; (v) Capital Stock issued by any Subsidiary of the Borrower to the Borrower or any other Loan Party; (vi) Capital Stock of a Loan Party issued to any shareholder of such Loan Party (and their respective Affiliates) who was a shareholder on the Closing Date; and (vii) Capital Stock issued in connection with any other transfers permitted under Section 7.4, shall not be included.

“Net Payment Amount”:  in connection with any Sale Leaseback Transaction, at any time of determination thereof, the remaining aggregate amount of lease rental payments required to be made by a Loan Party pursuant to the terms of the original lease agreements pursuant to such Sale Leaseback Transaction, as appropriately discounted.

“NMLLC”: as defined in the recitals hereto.

“Non-Excluded Taxes”:  as defined in Section 2.19(a).

“Non-Profit Entities”:  each of REM New Jersey Properties, Inc., a New Jersey corporation, and any entity duly acquired or formed and organized by Holdings or any Subsidiary as a not for profit entity under applicable state law in furtherance of the business needs of Holdings and its Subsidiaries.

“Non-U.S. Lender”:  as defined in Section 2.19(d).

“Notes”:  the collective reference to any promissory note evidencing Loans.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements and Cash Management Obligations, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any agreement governing Cash Management Obligations or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the

Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Ordinary Course Real Property Gains”:  actual cash gains realized by the Borrower and its Subsidiaries from a Home Sale to any Person which is not an Affiliate of the Borrower or any of its Subsidiaries in an arm’s length transaction, in the aggregate not to exceed either (i) $1,500,000 for any period of four consecutive fiscal quarters or (ii) $500,000 for any single fiscal quarter; provided, however, it being understood that for purposes of calculating Consolidated EBITDA, any gains in excess of $500,000 in any single fiscal quarter may be carried forward into subsequent fiscal quarters and included in Consolidated EBITDA in such subsequent periods.

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”:  as defined in Section 10.6(c).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”:  an Acquisition by the Borrower or a Subsidiary Guarantor, subject to the fulfillment of the following conditions:

(i)                                     the Borrower shall have obtained the prior written approval of the Administrative Agent and the Required Lenders if (i) such Acquisition involves a Total Purchase Price of $50,000,000  or more in the aggregate, or (ii) the aggregate Total Purchase Price of all Acquisitions consummated since the Closing Date, after giving effect to such Acquisitions, would equal or exceed $80,000,000; provided that such prior written consent of the Administrative Agent and the Required Lenders shall not be required if the Consolidated Leverage Ratio at the end of the fiscal quarter most recently ended is less than 2.5 to 1.0 (after giving pro forma effect to such Acquisition).

(ii)                                  Target EBITDA of the Target for its most recently ended four fiscal quarters shall exceed $1.00;

(iii)                               (A) no later than 15 days (or such shorter period as may be reasonably practicable, if approved by the Administrative Agent) prior to the consummation of any such Acquisition involving a Total Purchase Price of $10,000,000 or more in the aggregate or, if earlier, 10 Business Days after the execution and delivery of the related Purchase Agreement, the Borrower shall have delivered to the Administrative Agent, copies of (or a summary of) such Purchase Agreement, copies of the Target’s financial statements supplied to the Borrower, pro forma covenant compliance calculations, and, to the extent provided to the board of directors of Borrower, projections and due diligence summaries and, if requested by the Administrative Agent, material agreements or instruments to be executed at the closing thereunder (to the extent available), (B)  promptly following a request therefor, the Borrower shall have delivered to the Administrative Agent copies of such other information or documents relating to such acquisition as the Administrative Agent shall have reasonably requested, and (C) if requested by the Administrative Agent, promptly following the consummation of such Acquisition, the Borrower shall have delivered to the Administrative Agent copies of the agreements, instruments and documents referred to above to the extent the same has been executed and delivered at the closing under such Purchase Agreement;

(iv)                              no Loan Party shall, in connection with any such Acquisition, assume or remain liable with respect to any Indebtedness of the related seller, except (A) to the extent permitted under Section 7.2 or (B) unsecured obligations of such seller incurred in the ordinary course of business and necessary or desirable to the continued operation of the underlying properties; and any other such liabilities or obligations not permitted to be assumed or otherwise supported hereunder shall be paid in full or released as to the assets being so acquired on or before the consummation of such Acquisition;

(v)                                 all other assets and properties acquired in connection with any such Acquisition shall be free and clear of any Liens other than as permitted under Section 7.3;

(vi)                              the Loan Parties shall have complied as applicable with all of the provisions in Section 6.9, including the execution and delivery of such additional Security Documents and other agreements, instruments, certificates, opinions and other papers as the Administrative Agent may reasonably require;

(vii)                           the Acquisition must not be of a hostile nature, the Target’s business must be primarily operated in the United States and the Target must be engaged primarily in a business related to the businesses of the Borrower and its Subsidiaries existing on the date of such Acquisition (to the extent permitted hereunder);

(viii)                        no Event of Default shall have occurred and be continuing or reasonably be expected to result from such Acquisition;

(ix)                                without limiting the generality of the foregoing, after giving effect to such Acquisition, the Borrower shall be in compliance with the provisions of Section 7.1, calculated on a pro forma basis as of the end of and for the quarter most recently ended prior to the date of such Acquisition and, unless such Acquisition involves a Total Purchase Price of $10,000,000 or less, at least 10 Business Days prior to the closing of such Acquisition, the Borrower shall provide to the Administrative Agent a certificate signed by a Responsible Officer demonstrating such compliance in reasonable detail; and

(x)                                   after giving effect to such Acquisition, the Available Revolving Commitment plus the amount of unrestricted cash and Cash Equivalents then owned by Borrower and its Subsidiaries shall not be less than $25,000,000.

“Permitted Capital Stock”:  (a) common stock of Holdings and (b) any preferred stock of Holdings (or any equity security of Holdings that is convertible into or exchangeable for any preferred stock of Holdings), so long as the terms of any such preferred stock or equity security of Holdings (i) do not provide any collateral security, (ii) do not provide any guaranty or other support by the Borrower or any Subsidiaries of the Borrower, (iii) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring before the eighth anniversary of the Closing Date (other than as a result of a change of control or similar event), (iv) do not require the cash payment of dividends or interest, (v) do not contain any financial maintenance covenants, and (vii) to the extent any such preferred stock or equity security does not otherwise comply with clauses (b)(i) through (iv) hereof, such preferred stock or equity security is otherwise reasonably satisfactory to Administrative Agent.

“Permitted Disposition”:  shall mean (i) any sale or discount of past due isolated accounts receivable in the ordinary course of business; (ii) (x) any lease as lessor (under a short term lease) or license as licensor of isolated parcels of real property or isolated items of personal property (including Intellectual Property) in the ordinary course of business and (y) any grant of options to purchase, lease or acquire isolated parcels of real property or isolated items of personal property (including Intellectual Property) in the ordinary course of business; and (iii) any sale or exchange of isolated specific items of equipment, so long as the purpose of each sale or exchange is to acquire (and results within 180 days of such sale or exchange in the acquisition of) replacement items of equipment which are, in the reasonable business judgment of the Borrower and its Subsidiaries, the functional equivalent of the item of equipment so sold or exchanged and provided Administrative Agent has at all times after such acquisition a perfected Lien in the replacement property with the same priority or better than the equipment being sold or exchanged.

“Permitted Foreign Subsidiaries”:  any Foreign Subsidiary which is organized under the laws of Canada or, in the case of any Insurance Subsidiary, is organized under the laws of any jurisdiction other than the United States.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pricing Grid”:  the tables set forth below.

Pricing Grid for Revolving Loans, Swingline Loans and the Commitment Fee Rate:

Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans	Commitment Fee Rate
>3.50 to 1.00	3.25%	2.25%	0.500%
≤ 3.50 to 1.00 and ≥ 3.25 to 1.00	3.00%	2.00%	0.500%
< 3.25 to 1.00 and ≥ 3.00 to 1.00	2.75%	1.75%	0.500%
< 3.00 to 1.00	2.50%	1.50%	0.375%

Pricing Grid for Tranche B Term Loans:

Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans
> 3.50 to 1.00	3.25%	2.25%
≤ 3.50 to 1.00	3.00%	2.00%

For the purposes of the Pricing Grid, changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph.  If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply.  In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply.  Each determination of the Consolidated Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.1.

“Pro Forma Balance Sheet”:  as defined in Section 4.1(a).

“Pro Forma Cost Reductions”:  to the extent reasonably acceptable to the Administrative Agent and, so long as it is a Lender, Bank of America, as Syndication Agent, and realizable within 90 days after the applicable Acquisition, cost savings reasonably expected to result from operational efficiencies expected to be created by employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation policies, consolidation of property, casualty and other insurance coverage and policies, reductions in taxes other than income taxes and other cost savings reasonably expected to be realized for such period from all acquisitions of an acquired entity or business.

“Projections”:  as defined in Section 6.2(c).

“Properties”:  as defined in Section 4.17(a).

“Purchase Agreement”:  any of the asset and/or equity purchase agreements relating to a Permitted Acquisition between the Borrower or any Subsidiary Guarantor and the seller of such assets and/or equity.

“Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party, in excess of $1,000,000 in the aggregate in any fiscal year.

“Refunded Swingline Loans”:  as defined in Section 2.7.

“Register”:  as defined in Section 10.6(b).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”:  the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”:  with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Tranche B Term Loans or reduce the Revolving Commitments pursuant to Section 2.11(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”:  any Home Sale, Asset Sale, Existing Property Sale Leaseback Transaction or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”:  a written notice executed by a Responsible Officer (a) stating that (i) no Event of Default has occurred and is continuing, (ii) after giving effect to such notice no more than $5,000,000 in the aggregate of Net Cash Proceeds subject to Section 2.11(b) have become the subject of any such notice in the then current fiscal year, and (iii) the Borrower (directly or indirectly through a Subsidiary Guarantor intends and expects to use all or a specified portion of the Net Cash Proceeds of a Home Sale, Asset Sale, Existing Property Sale Leaseback Transaction or Recovery Event to acquire or repair assets useful in its business or in connection with a Permitted Acquisition; and (b) directing the Administrative Agent to apply the Reinvestment Deferred Amount with respect to such Asset Sale, Home Sale, Existing Property Sale Leaseback Transaction or Recovery Event to the Revolving Loans then outstanding, if any.

“Reinvestment Prepayment Amount”:  with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets to be used in the Borrower’s or any Subsidiary Guarantor’s business.

“Reinvestment Prepayment Date”:  with respect to any Reinvestment Event, the earlier of (a) the date occurring six months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets to be used and useful in the Borrower’s or any Subsidiary Guarantor’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived by applicable regulations under Section 4043 of ERISA.

“Required Lenders”:  at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Tranche B Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the chief executive officer, president, vice president, chief financial officer, treasurer or the senior vice president of finance of Holdings or the Borrower, but in any event, with respect to financial matters, the chief financial officer, treasurer or senior vice president of finance of Holdings or the Borrower.

“Restricted Payments”:  as defined in Section 7.6.

“Revolving Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The original amount of the Total Revolving Commitments is $80,000,000.

“Revolving Commitment Period”:  the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”:  as to any Revolving Lender at any time, an amount equal to the sum without duplication of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”:  as defined in the definition of “Facility”.

“Revolving Lender”:  each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”:  as defined in Section 2.4(a).

“Revolving Percentage”:  as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Revolving Termination Date”:  November 4, 2010.

“Sale Leaseback Transaction”:  as defined in Section 7.11.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Security Documents”:  the collective reference to the Guarantee and Security Agreement, the Borrower Security Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Subordinated Note Indenture”:  the Indenture entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Subordinated Notes, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith.

“Senior Subordinated Notes”:  the subordinated notes of the Borrower issued on the Closing Date pursuant to the Senior Subordinated Note Indenture.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”:  when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  The amount of contingent liabilities at any time shall be computed as the amount that can reasonably be expected to become an actual or matured liability.  For purposes of this definition, (i) ”debt” means liability on a “claim”, and (ii) ”claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Change of Control”:  a “Change of Control” (or any other defined term having a similar purpose) as defined in the Senior Subordinated Note Indenture.

“Specified Swap Agreement”:  any Swap Agreement entered into by the Borrower and any Lender or affiliate thereof in respect of interest rates.

“Subordinated PIK Debt”:  any subordinated Indebtedness or redeemable preferred stock of Holdings incurred after the Closing Date (including any subordinated debt which extends, renews, replaces or is in exchange for existing subordinated debt of Holdings) to the extent permitted hereunder; provided that (i) such Indebtedness or redeemable preferred stock has no scheduled principal payments prior to the date that is twelve months after the scheduled maturity date of the Tranche B Term Loans and the interest on such Indebtedness or the dividends payable in respect of such redeemable preferred stock is not required to be paid in cash prior to such date, (ii) any such Indebtedness is subject to subordination provisions substantially to the effect of Exhibit I or otherwise in form reasonably satisfactory to the Administrative Agent and (iii) any such Indebtedness is on other terms and conditions reasonably satisfactory to the Administrative Agent.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.  Notwithstanding anything else herein to the contrary, the definition of Subsidiary shall not include Non-Profit Entities.

“Subsidiary Guarantor”:  each direct or indirect Subsidiary of the Borrower other than any Permitted Foreign Subsidiary, Non Profit Entity or Insurance Subsidiary.

“Swap Agreement”:  any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swingline Commitment”:  the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.

“Swingline Lender”:  JPMorgan Chase Bank, in its capacity as the lender of Swingline Loans.

“Swingline Loans”:  as defined in Section 2.6.

“Swingline Participation Amount”:  as defined in Section 2.7.

“Syndication Agent”:  as defined in the preamble hereto.

“Target”:  any Person or any division of a Person, all or at least 80% of the outstanding Capital Stock or all or substantially all of the assets of which, are proposed to be acquired by the Borrower or any of the Subsidiary Guarantors in connection with a Permitted Acquisition.

“Target EBITDA”:  for any period, as to a Target, net income for such period plus, without duplication and to the extent reflected as a charge in the statement of such net income for such period, the sum of (a) income (and franchise taxes in the nature of income taxes) and foreign withholding tax expense for such period and any state single business unitary or similar tax, (b) interest expense, (c) depreciation and amortization expense, all calculated in accordance with generally accepted accounting principles consistently applied, subject to normalized adjustments reasonably acceptable to the Administrative Agent, and (d) Pro Forma Cost Reductions, if any, applicable to such Target as a result of the Permitted Acquisition in question.

“Third Party Payor Programs”:  all third party payor programs in which the Borrower and its Subsidiaries currently or in the future may participate, including, without limitation, Medicare, Medicaid, Blue Cross and/or Blue Shield, Managed Care Plans, other private insurance programs and employee assistance programs.

“Total Purchase Price”:  the “purchase price” for any Acquisition including, without limitation, but without duplication, (a) except as provided in clauses (b) and (f)(1) below all cash payable by any Loan Party to the seller or Affiliate of the seller at the closing of the Acquisition; (b) all Indebtedness (other than any Subordinated PIK Debt issued to MDP Holder or any of its Affiliates and other than up to $10,000,000 Subordinated PIK Debt issued to any other Person, in each case to the extent permitted by Section 7.2(n), including, without duplication, the Net Cash Proceeds of any issuance of any such Subordinated PIK Debt) incurred by any Loan Party in favor of any seller or Affiliate of any seller; (c) all Indebtedness related to the Target that is assumed by any Loan Party, or subject to which the acquired assets are acquired, or (in the case of Capital Stock purchase or merger) that remain unpaid at the closing of the Acquisition; (d) amounts payable under noncompetition agreements; (e) amounts payable under consulting or other similar agreements entered into in connection with the Acquisition, the payment and amount of which are not conditioned on the performance of reasonable services; and (f) the maximum amount of all contingent future payments or other consideration reasonably expected to be due or owing during the period covered by the projections delivered in connection with any such Acquisition and not otherwise described in this definition, including without limitation (1) any Capital Stock and warrants, options and other rights to acquire Capital Stock, valued in accordance with the fair market value of such securities (but excluding any Capital Stock of any Loan Party and warrants or options to acquire the same which have no right to any cash distribution or other Restricted Payment in cash prior to the payment in full of all Obligations and, without duplication, the net cash proceeds of the issuance of any such Capital Stock or warrants or options which would constitute Net Cash Proceeds but for clause (b)(ii) of the definition thereof, in an aggregate amount up to $30,000,000 less the principal amount of any outstanding Subordinated PIK Debt described in clause (b) above (without giving effect to any interest thereon paid in kind or through accretion or capitalization)) and (2) ”earn-out” payments and amounts payable upon disposition of the acquired business (unless the Required Lenders shall otherwise agree), and (g) all other payments and obligations which constitute in substance purchase price rather than payment for services.  For purposes of clauses (e) and (g) of the preceding sentence, the amount of any payment or other consideration specified therein shall be the amount reasonably estimated by the Borrower on the basis of assumptions and calculations provided in writing to the Administrative Agent.  (Any amounts included in clauses (d), (e) or (f) payable after the 12-month period following the closing of the Acquisition shall be calculated on a net present value basis discounted at the then current U.S. treasury rate with a maturity substantially the same as the final payment thereunder).

“Total Revolving Commitments”:  at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”:  at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Tranche B Term Commitment”:  as to any Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche B Term Commitment” opposite such Lender’s name on Schedule 1.1A or on such Lender’s Lender Addendum.  The original aggregate amount of the Tranche B Term Commitments is $175,000,000.

“Tranche B Term Facility”:  as defined in the definition of “Facility”.

“Tranche B Term Lender”:  each Lender that has a Tranche B Term Commitment or that holds a Tranche B Term Loan.

“Tranche B Term Loan”:  as defined in Section 2.1.

“Tranche B Term Percentage”:  as to any Tranche B Term Lender at any time, the percentage which such Lender’s Tranche B Term Commitment then constitutes of the aggregate Tranche B Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding).

“Transaction Bonuses”:  any bonuses payable to any officer or employee of Holdings or any of its Subsidiaries (including any Person who becomes an officer or employee of any Group Member in connection with a Permitted Acquisition) in connection with any Permitted Acquisition in an aggregate amount not exceeding $1,000,000; provided that the amount of all such bonuses payable in connection with all Permitted Acquisitions shall not exceed $3,000,000 in the aggregate.

“Transferee”:  any Assignee or Participant.

“Type”:  as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”:  the United States of America.

“U.S. Bank Facility”:  the Term Loan Agreement, dated as of August 4, 2004, by and among Holdings, NMLLC, certain Subsidiaries of NMLLC party thereto as borrowers and U.S. Bank National Association, as amended, supplemented or otherwise modified or renewed or replaced or added to in whole or in part from time to time (including any similar facility).

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”:  any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

1.2                                 Other Definitional Provisions.  (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)  As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time and (vi) the word “knowledge” when used with respect to any Loan Party shall be deemed to be a reference to the knowledge of any Responsible Officer.

(c)  The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.                                AMOUNT AND TERMS OF COMMITMENTS

2.1                                 Term Commitments.  Subject to the terms and conditions hereof, each Tranche B Term Lender severally agrees to continue the term loans held by it under the Existing Credit Agreement, including any such term loan assigned to it pursuant to the Assignment Agreements and to make a new term loan (each such continuing or new term loan, a “Tranche B Term Loan”) to the Borrower on the Closing Date in an amount equal to the difference (if any) between the amount of the Tranche B Term Commitment of such Lender and such term loans held by it.  The Tranche B Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.

2.2                                 Procedure for Tranche B Term Loan Borrowing.  The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 4:00 P.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Tranche B Term Lenders continue the term loans held by them under the Existing Credit Agreement as, or make new term loans as, the Tranche B Term Loans on the Closing Date.  The Tranche B Term Loans shall initially be ABR Loans.  Upon receipt of such notice the Administrative Agent shall promptly notify each Tranche B Term Lender thereof.  Not later than 12:00 Noon, New York City time, on the Closing Date each Tranche B Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to its new term loan being made as a Tranche B Term Loan.  The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Tranche B Term Lenders in immediately available funds.  Concurrently therewith, the term loans held by the Tranche B Term Lenders under the Existing Credit Agreement shall become Tranche B Term Loans hereunder.

2.3                                 Repayment of Tranche B Term Loans.  The Tranche B Term Loan of each Tranche B Term Lender shall mature in 28 consecutive quarterly installments, the first of which shall be due and payable on December 31, 2004, and, each of which shall be in an amount equal to such Lender’s Tranche B Term Percentage multiplied by the amount set forth below opposite such installment; provided that any such installment may be reduced as a result of a prepayment in accordance with Section 2.17(b):

Installment	Principal Amount

1	$437,500
2	$437,500
3	$437,500
4	$437,500
5	$437,500
6	$437,500
7	$437,500
8	$437,500
9	$437,500
10	$437,500
11	$437,500
12	$437,500
13	$437,500
14	$437,500
15	$437,500
16	$437,500
17	$437,500
18	$437,500
19	$437,500
20	$437,500
21	$437,500
22	$437,500
23	$437,500
24	$437,500
25	$41,125,000
26	$41,125,000
27	$41,125,000
28	$41,125,000

2.4                                 Revolving Commitments.  (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding, (ii) the Magellan Reserve, and (iii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment provided however, notwithstanding the foregoing each Revolving Lender shall make Revolving Loans to the Borrower during the Revolving Commitment Period in an amount not to exceed such Lender’s Revolving Percentage of the Magellan Reserve to the extent that the Borrower utilizes such Revolving Loans to repay, or fund in escrow with respect to, amounts owing under the Magellan Seller Notes.  During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

(b)  The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.5                                 Procedure for Revolving Loan Borrowing.  The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) (provided that any such notice of a borrowing of ABR Loans under the Revolving Facility to finance payments required by Section 3.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor.  Any Revolving Loans made on the Closing Date (including any revolving loans outstanding under the Existing Credit Agreement that are continued as Revolving Loans hereunder) shall initially be ABR Loans.  Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple of $100,000 over such amount (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7.  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof.  Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.  As of the Closing Date any revolving credit loans held by the Revolving Lenders outstanding under the Existing Credit Agreement shall become Revolving Loans hereunder.  The revolving credit commitments under the Existing Credit Agreement are hereby restated as set forth on Schedule 1.1A.

2.6                                 Swingline Commitment.  (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero.  During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Swingline Loans shall be ABR Loans only.

(b)  The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least ten (10) days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding.

2.7                                 Procedure for Swingline Borrowing; Refunding of Swingline Loans.  (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period).  Each borrowing under the Swingline Commitment shall be in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof.  Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender.  The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b)  The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), by written notice given no later than 10:00 A.M., New York City time, on any Business Day request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender.  Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, upon receipt of notice as provided above.  The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.  The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c)  If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d)  Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e)  Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that a Revolving Lender shall not be required to make a Loan referred to in Section 2.7(b) or to purchase a participation in a Swingline Loan pursuant to Section 2.7(c) if (x) a Default shall have occurred and was continuing at the time such Swingline Loan was made and (y) such Revolving Lender shall have notified the Swingline Lender in writing, not less than one Business Day before such Swingline Loan was made, that such Default has occurred and that such Revolving Lender will not refund or participate in any Swingline Loans made while such Default exists.

2.8                                 Commitment Fees, etc.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the date hereof to but excluding the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender; provided however, solely for purposes of this calculation, an amount equal to such Lender’s Revolving Percentage of the Swingline Loans then outstanding shall not be deemed to reduce such Lender’s Available Revolving Commitment during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b)  The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Fee Letters and to perform any other obligations contained therein.

2.9                                 Termination or Reduction of Revolving Commitments.  The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments;

provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

2.10                           Optional Prepayments.  The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 12:00 Noon, New York City time, one Business Day prior thereto, in the case of ABR Loans (or on the same day in the case of Swingline Loans), which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Tranche B Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.  Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

2.11                           Mandatory Prepayments.  (a) If Indebtedness shall be issued or incurred by any Loan Party (excluding any Indebtedness incurred in accordance with Section 7.2, other than Indebtedness incurred under the U.S. Bank Facility to the extent that any such Indebtedness relates to real property owned by any Loan Party as of the date hereof that is subject to a Mortgage), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied as soon as practicable but in any event within five Business Days after such issuance or incurrence toward the prepayment of the Tranche B Term Loans, the Revolving Loans and the L/C Obligations as set forth in Section 2.11(e).

(b)  If on any date any Loan Party shall receive Net Cash Proceeds from any Asset Sale, Home Sale (other than any Home Sales pursuant to Section 7.5(j) and Section 7.11(c)), Existing Property Sale Lease Back Transaction or Recovery Event, then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied as soon as practicable but in any event within ten days after the date of receipt thereof toward the prepayment of the Tranche B Term Loans, the Revolving Loans and the L/C Obligations as set forth in Section 2.11(e); provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales, Home Sales, Existing Property Sale Lease Back Transactions and Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $5,000,000 in any fiscal year of the Borrower and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Tranche B Term Loans, the Revolving Loans and the L/C Obligations as set forth in Section 2.11(e).

(c)  If, for any fiscal year of the Borrower commencing with the fiscal year ending September 30, 2005, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Tranche B Term Loans, the Revolving Loans and the L/C Obligations as set forth in Section 2.11(e).  Each such prepayment and commitment reduction shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(d)  If any Loan Party receives Net Cash Proceeds from any issuance of Capital Stock (other than equity interests or warrants, rights or options issued in connection with the exercise by present or former employees, officers or directors under a stock incentive plan, stock option plan or other equity based compensation plan or arrangement), an amount equal to 50% of such Net Cash Proceeds thereof shall be applied as soon as practicable but in any event within five Business Days after the date of such receipt toward the prepayment of the Tranche B Term Loans, the Revolving Loans and the L/C Obligations as set forth in Section 2.11(e).

(e)  Amounts to be applied in connection with prepayments made pursuant to Section 2.11 shall be applied; first, to the prepayment of the Tranche B Term Loans in accordance with Section 2.17(b); second, to repay unreimbursed draws under the Letters of Credit; third, to the repayment of Swingline Loans; fourth, to the prepayment of Revolving Loans; and fifth, upon the occurrence and continuance of an Event of Default, to be held by the Administrative Agent as cash collateral pursuant to the Security Documents to secure L/C Obligations.  The application of any prepayment pursuant to Section 2.11 shall be made, first, to ABR Loans and, second, to Eurodollar Loans.  Each prepayment of the Loans under Section 2.11 (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid and by any amounts payable pursuant to Section 2.20.

2.12                           Conversion and Continuation Options.  (a)   The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)  Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13                           Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof and (b) no more than eight Eurodollar Tranches shall be outstanding at any one time.

2.14                           Interest Rates and Payment Dates.  (a)   Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)  Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)  (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)  Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.15                           Computation of Interest and Fees.  (a)   Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)  Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.16                           Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)                                  the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)                                 the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.17                           Pro Rata Treatment and Payments.  (a)   Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Tranche B Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b)  Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Tranche B Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Tranche B Term Loans then held by the Tranche B Term Lenders.  The amount of each principal prepayment of the Tranche B Term Loans shall be applied to reduce the then remaining installments of the Tranche B Term Loans, as the case may be, pro rata based upon the respective then remaining principal amounts thereof.  Amounts prepaid on account of the Tranche B Term Loans may not be reborrowed.

(c)  Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d)  All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)  Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(f)  Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.18                           Requirements of Law.  (a)   If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)  shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.19 and changes in the rate of tax on the overall net income of such Lender);

(ii)  shall legally impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii)  shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable by such Lender hereunder in respect thereof, then, in any such case, the Borrower shall promptly and in any event within five Business Days pay such Lender, upon its written demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)  If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material and to the extent reasonably determined such increase in capital to be allocable to the existence of such Lender’s Commitments hereunder, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)  A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) with appropriate detail demonstrating how such amounts were derived shall be conclusive in the absence of manifest error.

2.19                           Taxes.  (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph. Nothing contained in this Section 2.19(a) shall require the Administrative Agent or any Lender to make available its tax returns (or any information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(b)  In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d)  Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit H and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e)  A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)  If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.19 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority but only if such repayment is required because the initial refund was permitted in error. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)  Upon the reasonable request of the Borrower or the Administrative Agent, each Lender (or Transferee) that is a “U.S. Person” within the meaning of Section 7701(a)(30) of the Code shall deliver, within thirty (30) days of such request to the Borrower and the Administrative Agent two duly signed completed copies of IRS Form W-9.  If such Lender fails to deliver such forms, then the Administrative Agent may, notwithstanding Section 2.19(a), deduct and withhold from any interest payment to such Lender or Transferee an amount equivalent to the applicable back-up withholding tax imposed by the Code.

(h)  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20                           Indemnity.  The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender which is submitted within 180 days of the incurrence of any loss or expense covered by this Section with appropriate detail demonstrating how such amounts were derived shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21                           Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to file any certificate or document reasonably requested by the Borrower or designate another lending office for any Loans affected by such event with the object of eliminating or reducing amounts payable pursuant to Section 2.18 or 2.19(a); provided, that the making of such filing or such designation is made on terms that, in the reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage (except to a de minimis extent), and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22                           Replacement of Lenders.  (a)   The Borrower shall be permitted to replace any Lender that (A) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a) or (B) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 that has or will eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender, and (x) in connection with the replacement of a Lender pursuant to clause (A) above, such replacement results in a reduction of the amounts owing pursuant to Section 2.18 or 2.19(a).

(b)  If, in connection with any proposed amendment, modification, waiver or termination pursuant to Section 10.1 (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of the Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (b) being referred to as a “Non-Consenting Lender”), then, so long as Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request the Administrative Agent, or a Person reasonably acceptable to the Administrative Agent, shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s reasonable discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Person, all of the Loans and Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated at par pursuant to an Assignment and Acceptance Agreement.

2.23                           Limitation on Additional Amounts, etc.  Notwithstanding anything to the contrary contained in Sections 2.18 and 2.19(a) of this Agreement, unless the Administrative Agent or a Lender gives notice to the Borrower that it is obligated to pay an amount under any such Section within 180 days after the later of (x) the date the Lender incurs the respective increased costs, Non-Excluded Taxes, Other Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Lender has actual knowledge of its incurrence of the respective increased costs, Non-Excluded Taxes, Other Taxes, loss, expense or liability reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by the Borrower pursuant to Sections 2.18 and 2.19(a), as the case may be, to the extent the costs, Non-Excluded Taxes, Other Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital are incurred or suffered on or after the date which occurs 180 days prior to such Lender giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to Sections 2.18 and 2.19(a), as the case may be.  This Section 2.23 shall have no applicability to any Section of this Agreement other than Sections 2.18 and 2.19(a).

SECTION 3.                                LETTERS OF CREDIT

3.1                                 L/C Commitment.  (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be reasonably approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the sum of the L/C Obligations and the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and the Magellan Reserve would exceed the Total Revolving Commitments.  Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b)  The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

(c)  The letters of credit issued under the Existing Credit Agreement (the “Existing Letters of Credit”) shall for all purposes constitute Letters of Credit hereunder.

3.2                                 Procedure for Issuance of Letter of Credit.  The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request.  Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower.  The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof.  The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3                                 Fees and Other Charges.  (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date.  In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.25% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b)  In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4                                 L/C Participations.  (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder.  Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.  Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing

(b)  If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility.  A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)  Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5                                 Reimbursement Obligation of the Borrower.  If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender with respect to each draft presented under any

Letter of Credit and paid by the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 1:00 P.M., New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 1:00 P.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice.  Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds.  Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the second Business Day following the date of the applicable drawing, Section 2.14(b) and (y) thereafter, Section 2.14(c).

3.6                                 Obligations Absolute.  The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender.  The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence, bad faith or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.7                                 Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof.  The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8                                 Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4.                                REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

4.1                                 Financial Condition.  (a) The unaudited pro forma consolidated balance sheet of Holdings and its consolidated Subsidiaries as at September 30, 2004 (including the notes thereto) (the “Pro Forma Balance Sheet”), a copy of which has heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made and the

Senior Subordinated Notes to be issued on the Closing Date and the use of proceeds thereof and (ii) the payment of fees and expenses in connection with the foregoing.  The Pro Forma Balance Sheet has been prepared in good faith by Holdings, and presents fairly on a pro forma basis the estimated financial position of Holdings and its consolidated Subsidiaries as at September 30, 2004 assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The audited consolidated balance sheets of Holdings and its Subsidiaries as at September 30, 2003 and September 30, 2002, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young, present fairly in all material respects the consolidated financial condition of Holdings and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.  The unaudited consolidated balance sheet of Holdings and its Subsidiaries as at June 30, 2004, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly the consolidated financial condition of Holdings and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).  Except as set forth on the Pro-forma Financial Statements, during the period from June 30, 2004 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property.

(c) Except as set forth on Schedule 7.2(d), as of the Closing Date, no Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any Swap Agreements or foreign currency swap or exchange transactions or other obligations in respect of derivatives, that are not reflected in the audited financial statements described in clause (b) above.

4.2                                 No Change.  Since September 30, 2003, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

4.3                                 Existence; Compliance with Law.  Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (provided that each of Unlimited Quest, Inc. and Rehabilitation Achievement Center, Inc. will not, on the date hereof, be in good standing in its jurisdiction of organization but such failure to be in good standing would not reasonably be expected to have a Material Adverse Effect), (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4                                 Power; Authorization; Enforceable Obligations.  Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the issuance of Senior Subordinated Notes and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5                                 No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of any Group Member (other than the Magellan Note Documents) and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

4.6                                 Litigation.  Except as set forth on Schedule 4.6, no litigation, or to the knowledge of Holdings or Borrower, no investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of Holdings or the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, (b) as of the Closing Date, with respect to the Magellan Seller Notes, or (c) that would reasonably be expected to have a Material Adverse Effect.

4.7                                 No Default.  Except as set forth on Schedule 4.7, no Group Member is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect.  No Event of Default has occurred and is continuing.

4.8                                 Ownership of Property; Liens.  Each Group Member has marketable title to, or a valid leasehold interest in, all its real property, and marketable title to, or a valid leasehold interest in, all its material other property, and none of such property is subject to any Lien except as permitted by Section 7.3.  As of the date hereof and as of the date of delivery of the financial statements delivered pursuant to Section 6.1(a) and as of the date of delivery of the statements for the month of June each year delivered pursuant to Section 6.1(b), set forth on Schedule 4.8 is a complete and correct list of all real property (including street address) (other than condominiums or co-ops) located in the United States and owned by any Loan Party or any of its Subsidiaries and all leases (other than apartment leases) material to the operation of any Loan Party or any of its Subsidiaries.

4.9                                 Licenses, Intellectual Property.  Except as in the aggregate would not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 4.9 (all of which items set forth in Schedule 4.9 in the aggregate would not reasonably be expected to have a Material Adverse Effect), each Group Member has all necessary licenses, permits, franchises, rights to participate in, or the benefit of valid agreements to participate in material Third Party Payor Programs and other rights necessary for the conduct of its business and for the intended use of its properties and assets to the extent necessary to ensure no material interruption in cash flow.  Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted except to the extent that a failure would not reasonably be expected to have a Material Adverse Effect.  No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings or the Borrower have knowledge of any valid basis for any such claim.  Except as would not reasonably be expected to result in a Material Adverse Effect, the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

4.10                           Taxes.  Each Group Member has filed or caused to be filed all Federal, material state and other material tax returns that are required to be filed and has paid all material taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed (other than Permitted Liens), and, to the knowledge of Holdings and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

4.11                           Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or (b) for any purpose that violates the provisions of the Regulations of the Board.

4.12                           Labor Matters.  Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13                           ERISA.  Except as would not reasonably be expected to have a Material Adverse Effect, (i) neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan during such five-year period has complied in all material respects with the applicable provisions of ERISA and the Code, (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period and (iii) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount.  To the best of the Borrower’s knowledge, neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and to the best of the Borrower’s knowledge, neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.  No such Multiemployer Plan is in Reorganization or Insolvent.

4.14                           Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the

Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15                           Subsidiaries.  Attached hereto as Schedule 4.15(a) is an organization chart of each Loan Party and its Subsidiaries as of the Closing Date.  Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 4.15(b) sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.  All of the Subsidiaries which are a part of such consolidated group are Guarantors except for (i) Insurance Subsidiaries and Permitted Foreign Subsidiaries created or acquired after the Closing Date; and (ii) the Non-Profit Entities.  There are no Foreign Subsidiaries as of the Closing Date.

4.16                           Use of Proceeds.  The proceeds of the Tranche B Term Loans and a portion of the Revolving Loans shall be used to repay amounts owing under the Existing Credit Agreement as set forth in the Assignment Agreements, the notes issued by Holdings to the MDP Holder and to the REM Sellers (as defined in the Existing Credit Agreement), to redeem certain Capital Stock of Holdings, to pay certain deferred compensation obligations and to pay related fees and expenses.  The remainder of the proceeds of the Revolving Loans and the Swingline Loans, and the Letters of Credit, shall be used for general corporate purposes of any Group Member (including Permitted Acquisitions and other lawful purposes).

4.17                           Environmental Matters.  Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a)  the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could reasonably be expected to give rise to liability under, any applicable Environmental Law;

(b)  no Group Member has received any notice of any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)  Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that would reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that would reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d)  with respect to any liability arising under any Environmental Law, no judicial proceeding or governmental or administrative action is pending or, to the best knowledge of Holdings and the Borrower, threatened, to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)  there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that would reasonably be expected to give rise to liability under Environmental Laws;

(f)  the Properties and all operations at the Properties are in compliance, and within all applicable statute-of-limitations periods have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g)  no Group Member has assumed, contractually or by operation of law, any liability of any other Person under Environmental Laws.

4.18                           Accuracy of Information, etc.  No statement or factual information with respect to any Loan Party or any of its Subsidiaries contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other factual document, certificate or statement (other than any projections, pro formas or other estimates with respect to any Loan Party or any of its Subsidiaries) furnished by or by Persons directed on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading.  The projections and pro forma financial information contained in the materials referenced above were, and the projections hereafter delivered, when delivered, will be based upon good faith estimates and assumptions believed by management of each Loan Party to be reasonable at the time made and no Loan Party knows as of the date hereof any fact making such estimates and assumptions no longer true in any material respects, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.  There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in the Confidential Information Memorandum.

4.19                           Security Documents.  (a) The Guarantee and Security Agreement and the Borrower Security Agreement are effective to create in favor of the Administrative Agent, for the benefit of the Lenders, legally, valid and enforceable (subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting creditors’ rights) security interests in the Collateral described therein and proceeds thereof.  In the case of the Pledged Stock described in any of the Security Documents, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent together with the necessary endorsements, and in the case of the other Collateral described in the any of the Security Documents, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), the Borrower Security Agreement and the Guarantee and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for their respective Obligations (as defined in the Guarantee and Security Agreement) to the extent a Lien on such Collateral (other than the Pledged Stock) can be perfected pursuant to such financing statements and such other filings, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).

(b)  Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable (subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting creditors’ rights) Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the appropriate recording offices, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except that the security interest created in such real property and the Mortgaged Property may be subject to the Permitted Liens related thereto).

4.20                           Solvency.  The Loan Parties on a consolidated basis are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

4.21                           Senior Indebtedness.  The Obligations constitute “Senior Debt” of the Borrower under and as defined in the Senior Subordinated Note Indenture.  The obligations of each Subsidiary Guarantor under the Guarantee and Security Agreement constitute “Senior Debt” of such Subsidiary Guarantor under and as defined in the Senior Subordinated Note Indenture.

4.22                           Regulation H.  No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

SECTION 5.                                CONDITIONS PRECEDENT

5.1                                 Conditions to Initial Extension of Credit.  The effectiveness of this Agreement and the agreement of each Lender to make the initial extension of credit requested to be made by it (including the continuation of any loan under the Existing Credit Agreement or a Loan hereunder) is subject to the satisfaction or waiver, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)                                  Credit Agreement; Security Documents.  The Administrative Agent shall have received (i) this Agreement or a Lender Addendum, as applicable, executed and delivered by the

Administrative Agent, Holdings, the Borrower and each Lender, (ii) the Guarantee and Security Agreement, executed and delivered by Holdings and each Subsidiary Guarantor, (iii) an Acknowledgement and Consent in the form attached to the Guarantee and Security Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party and (iv) the Borrower Security Agreement executed and delivered by the Borrower.

In the event that any one or more Lenders have not executed and delivered this Agreement or a Lender Addendum, as applicable, on the date scheduled to be the Closing Date (each such Person being referred to herein as a “Non-Executing Person”), the condition referred to in clause (i) above shall nevertheless be deemed satisfied if on such date the Borrower and the Administrative Agent shall have designated one or more Persons (the “Designated Lenders”) to assume, in the aggregate, all of the Commitments that would have been held by the Non-Executing Persons (subject to each such Designated Lender’s consent and its execution and delivery of this Agreement).  Schedule 1.1A shall automatically be deemed to be amended as necessary to reflect the respective Commitments of the Designated Lenders and the omission of the Non-Executing Persons as Lenders hereunder.

(b)                                 Senior Subordinated Note Issuance and Existing Credit Agreement.  The following transactions shall have been consummated, in each case on terms and conditions reasonably satisfactory to the Lenders:

(i)  the Borrower shall have received at least $150,000,000 in gross cash proceeds from the issuance of the Senior Subordinated Notes; and

(ii)  (i) The Administrative Agent shall have received reasonably satisfactory evidence that all amounts under the Existing Credit Agreement to the extent required to be paid by the Assignment Agreements, shall have been paid in full, except for the outstanding obligations under any letters of credit issued thereunder, which letters of credit shall be deemed to be Letters of Credit issued hereunder;

(c)                                  Pro Forma Balance Sheet; Financial Statements.  The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of Holdings and its Subsidiaries for the September 30, 2002 and 2003 fiscal years and (iii) unaudited interim consolidated financial statements of Holdings and its Subsidiaries for each fiscal quarter ended at least 45 days before the Closing Date, and such financial statements shall not, in the reasonable judgment of the Agents, reflect any material adverse change in the consolidated financial condition of Holdings and its Subsidiaries, as reflected in the financial statements or projections contained in the Confidential Information Memorandum.

(d)                                 Approvals.  All material governmental and third party approvals (including landlords’ and other consents) necessary in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(e)                                  Lien Searches.  The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(f)                                    Insurance.  The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.2 of the Guarantee and Security Agreement and Section 4.2 of the Borrower Security Agreement.

(g)                                 Fees.  The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.  All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(h)                                 Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C or in such other form as may be acceptable to the Administrative Agent, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.

(i)                                     Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Kirkland & Ellis LLP, counsel to Holdings, the Borrower and its Subsidiaries, substantially in the form of Exhibit F; and

(ii) the legal opinion of such other special and local counsel as may be required by the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(j)                                     Pledged Stock; Stock Powers; Pledged Notes.  The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Security Agreement and the Borrower Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Security Agreement and the Borrower Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(k)                                  Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(l)                                     Solvency Certificate.  The Administrative Agent and the Lenders shall have received a solvency certification signed by a Responsible Officer of Holdings dated as of the Closing Date with respect to Holdings and its consolidated Subsidiaries, taken as a whole, in form and substance reasonably satisfactory to the Administrative Agent, certifying that Holdings and its consolidated Subsidiaries, taken as a whole, are Solvent as of the Closing Date, both before and after giving effect to the initial Loans hereunder.

(m)                               Maximum Consolidated Leverage Ratio.  The Administrative Agent shall have received a certificate of a Responsible Officer certifying that the Consolidated Leverage Ratio of Holdings and its Subsidiaries for the twelve month period ended September 30, 2004, adjusted to give pro forma effect to (with such adjustments to be reasonably acceptable to the Administrative Agent) (A) the issuance of the Senior Subordinated Notes, (B) the Loans to be made (or which are otherwise outstanding) on the Closing Date, (C) the escrow of funds with respect to the Magellan Note, and (D) the payment of fees and expenses in connection with the foregoing, in each case as if the same had occurred on the last day of such twelve month period, is less than 5.85 to 1.0.

5.2                                 Conditions to Each Extension of Credit.  The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction or waiver of the following conditions precedent:

(a)                                  Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (other than representations and warranties which speak only as of a certain date, which representations and warranties shall be made only on such date).

(b)                                 No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6.                                AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification obligation), each of Holdings and the Borrower shall and shall cause each of its Subsidiaries to:

6.1                                 Financial Statements.  Furnish to the Administrative Agent (and the Administrative Agent shall promptly furnish to the Lenders, by posting to Intralinks or otherwise):

(a)                                  as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing;

(b)                                 as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdings, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the same quarter in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes); and

(c)                                  as soon as available, but in any event not later than 45 days after the end of each month occurring during each fiscal year of Holdings (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated balance sheet of Holdings and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the same month in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or a Responsible Officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.  With regard to interim financial statements, such interim financial statements will not include all of the information and footnotes required by GAAP for complete financial statements.  However, all adjustments (consisting of normal, recurring accrual) considered necessary for a fair presentation will be included therein.

6.2                                 Certificates; Other Information.  Furnish to the Administrative Agent (and the Administrative Agent shall promptly furnish to the Lenders, by posting to Intralinks or otherwise):

(a)                                  If requested by the Administrative Agent, concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b)                                 concurrently with the delivery of any financial statements pursuant to Section 6.1(a) and (b), (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein (including detail with respect to any calculation of Consolidated EBITDA, including, without limitation, detailed information with respect to any add-backs, including any such add-backs for anticipated payments or reimbursements which were not paid or reimbursed) as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any Intellectual Property acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(c)                                  as soon as available, and in any event no later than 60 days after the end of each fiscal year of Holdings and its Subsidiaries, a detailed consolidated budget for the following fiscal year (and no later than 90 days after the end of each fiscal year of Holdings, a detailed projected consolidated balance sheet of Holdings and its consolidated Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall be prepared in a manner so that the representations and warranties set forth in Section 4.18 are true and correct in all material respects;

(d)                                 no later than 10 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Subordinated Note Indenture;

(e)                                  within five Business Days after the same are sent, copies of all financial statements and reports that Holdings or the Borrower sends to the holders of any class of its debt securities other than the Lenders (including, without limitation, the holders of the Magellan Seller Notes) or public equity securities and, within five Business Days after the same are filed, copies of all financial statements and reports that Holdings or the Borrower may make to, or file with, the SEC;

(f)                                    promptly, such additional financial and other information concerning a Group Member as the Administrative Agent on behalf of any Lender may from time to time reasonably request.

6.3                                 Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where (i) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or (ii) the failure to pay would reasonably be expected to result in a Material Adverse Effect.  As to the Borrower and each of its direct and indirect Subsidiaries, cause their direct and indirect Subsidiaries to make dividends, distributions and other payments to the Borrower from time to time as may be necessary to ensure that the Borrower is able to pay the Obligations as and when the same become due.

6.4                                 Maintenance of Existence; Compliance.  (a)(i)  Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5                                 Maintenance of Property; Insurance.  (a)  Keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear and ordinary damage by casualty excepted and (b) maintain with financially sound and reputable insurance companies insurance (or pursuant to self-insurance to the extent commercially reasonable) on all its property (other than vehicles) in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are required by the Security Documents and as are usually insured against in the same general area by companies engaged in the same or a similar business and of similar size; provided that the insurance amount for general liability insurance of the Borrower shall in no event be less than $4,000,000 (which shall be available after any reasonable self-insurance or effective deductibles, which at the date hereof are $1,000,000 per occurrence and $2,000,000 for all occurrences).  Keep all of its insurable properties now or hereafter owned adequately insured at all times against loss or damage by fire or other casualty to the extent customary with respect to like properties of companies conducting similar businesses and of a similar size and to the extent reasonably required by Administrative Agent; maintain general liability, professional liability, business interruption and workers’ compensation insurance insuring each Loan Party and each Subsidiary thereof to the extent customary with respect to companies conducting similar businesses and of a similar size, all by financially sound and reputable insurers (or pursuant to self insurance to the extent commercially reasonable) and furnish to the Lenders satisfactory evidence of the same (including, if requested by Administrative Agent, certification by a Responsible Officer of the timely renewal of, and timely payment of all insurance premiums payable under, all such policies), notify each of the Lenders of any material reduction in the insurance maintained on its properties in the aggregate after the date hereof and furnish each of the Lenders reasonably satisfactory evidence of any such change; and provide that each insurance policy maintained or required to be maintained by any Loan Party shall (a) name the Administrative Agent, on behalf of the Lenders, as loss payee pursuant to a so-called “standard mortgagee clause” or “Lender’s loss payable endorsement”, with respect to property coverage of such Loan Party, and shall name the Administrative Agent on behalf of the Lenders as an additional insured, with respect to general liability coverage, (b) provide that no action of any Loan Party or any Subsidiary or any other Person shall void any such policy as to the Administrative Agent or the Lenders, (c) provide that the insurer(s) shall endeavor to notify the Administrative Agent of any proposed cancellation of such policy at least 30 days in advance thereof (unless such proposed cancellation arises by reason of non-payment of insurance premiums in which case such notice shall be given at least 10 days in advance thereof) and that the Administrative Agent or the Lenders will have the opportunity to correct any deficiencies justifying such proposed cancellation and (d) cause any Insurance Subsidiary to (i) conduct its insurance business in compliance with all applicable insurance laws, rules, regulations and orders and using sound actuarial principles and (ii) maintain usual and customary stop-loss coverage and excess coverage reinsurance for individual claims.  The insurance premiums and other expenses charged by any Insurance Subsidiary to the Borrower and its Subsidiaries shall be reasonable and customary.  The Borrower will provide the Administrative Agent (A) copies of any outside actuarial reports prepared with respect to any projection, valuation or appraisal of any Insurance Subsidiary promptly after receipt thereof and (B) once each year promptly after receipt thereof, an actuarial opinion with respect to any Insurance Subsidiary from a recognized actuarial firm reasonably satisfactory to the Administrative Agent.

6.6                                 Inspection of Property; Books and Records; Discussions.  (a)  Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records (other than materials protected by the attorney-client privilege and materials which such person may not disclose without violation of a confidentiality obligation binding upon it) at any reasonable time (and upon reasonable notice unless an Event of Default exists) and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants (provided the Borrower is given an opportunity to be present at such meetings).

6.7                                 Notices.  Promptly give notice to the Administrative Agent and the Administrative Agent shall furnish to the Lenders by posting to Intralinks or otherwise of:

(a)                                  the occurrence of any Default or Event of Default;

(b)                                 any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)                                  any litigation or proceeding affecting any Group Member (i) in which the amount involved would be reasonably expected to result in a liability or judgment of is $5,000,000 or more in excess of that fully covered by insurance or (ii) in which injunctive or similar relief is sought (if such injunctive or similar relief would reasonably be expected to result in a Material Adverse Effect);

(d)                                 the following events, as soon as possible and in any event within 30 days after any Responsible Officer of the Borrower knows or has reason to know thereof:  (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Single Employer or Multiemployer Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer or Multiemployer Plan; provided, however that notice shall only be required for any event described in (i) or (ii) that would reasonably be expected to result in a liability or judgment of $5,000,000 or more; and

(e)                                  any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8                                 Environmental Laws.  (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, at the Properties with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.  This clause (a) shall be deemed not breached by a noncompliance with the foregoing if, upon learning of such noncompliance, any affected Group Member promptly undertakes reasonable efforts to eliminate such noncompliance, and such noncompliance and the elimination thereof, in the aggregate with any other noncompliance with any of the foregoing and the elimination thereof, could not reasonably be expected to have a Material Adverse Effect or to materially and adversely affect the value of the property secured by any of the Mortgages.

(b)  Conduct and complete all material investigations, studies, sampling and testing, and all material remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws in each case.  This clause (b) shall be deemed not breached by a failure to comply with such an order or directive if any affected Group Member timely challenges in good faith such order or directive in a manner consistent with all applicable Environmental Laws and pursues such challenge diligently, and the pendency and pursuit of such challenge, in the aggregate with the pendency and pursuit of any other such challenges, could not reasonably be expected to have a Material Adverse Effect or to materially and adversely affect the value of the property secured by any of the Mortgages.

6.9                                 Additional Collateral, etc.  (a)  With respect to any personal property or intellectual property acquired after the Closing Date by any Loan Party (other than any motor vehicles, or any tangible personal property evidenced by a title certificate or any other type of property expressly excluded by the Security Documents) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Security Agreement or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property, subject to Liens permitted under Section 7.3, and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be reasonably required by the Guarantee and Security Agreement or by law or as may be requested by the Administrative Agent.

(b)  With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $125,000 acquired after the Closing Date by any Loan Party (other than any such real property subject or to be subject to a Lien permitted by Section 7.3(g)), on a quarterly basis reasonably promptly after delivery of the financial statements delivered pursuant to Section 6.1 (i) execute and deliver a first priority mortgage or deed of trust in a form substantially similar to the existing Mortgages and satisfactory to the Administrative Agent, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Administrative Agent with a recent title search relating to such real property, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c)  With respect to any new Subsidiary created or acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Borrower Security Agreement and the Guarantee and Security Agreement as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest subject to Liens permitted pursuant to Section 7.3 in the Capital Stock of such new Subsidiary that is owned by any Loan Party (provided, such security interest shall be limited (a) in the case of a Permitted Foreign Subsidiary, to 66% of such Capital Stock in such Permitted Foreign Subsidiary, (b) in the case of any Insurance Subsidiary, to the lesser of the amount of such Insurance Subsidiary’s Capital Stock which can be pledged pursuant to the applicable law governing such Insurance Subsidiary or if such Insurance Subsidiary is a Permitted Foreign Subsidiary, the amount which is required to be otherwise pledged hereunder and (c) in the case of any Non-Profit Entity formed after the Closing Date, to the amount of such entity’s Capital Stock that can be pledged pursuant to the applicable law or regulations governing such entity), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary (if not a Permitted Foreign Subsidiary, an Insurance Subsidiary or a Non-Profit Entity) (A) to become a party to the Guarantee and Security Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest subject to the Liens permitted under Section 7.3 in the Collateral described in the Guarantee and Security Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Security Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C or in such other form as may be acceptable to the Administrative Agent, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

6.10                           Foreign Subsidiaries.  No Loan Party shall have a Foreign Subsidiary other than a Permitted Foreign Subsidiary.

6.11                           Mortgage Amendments, Etc.  Within sixty (60) days following the Closing Date, the Administrative Agent shall have received, (a) with respect to each parcel of real property listed on Schedule 6.11 (the “Existing Mortgage Collateral Properties”), (i) a Mortgage Amendment, executed and delivered by a duly authorized officer of the applicable Loan Party (which Borrower shall, it its own cost and expense, cause to be recorded in the appropriate land records) and (ii) a title search dated within sixty (60) days of the Closing Date, which shows no Liens other than those permitted by Section 7.3 and (b) with respect to each parcel of real estate owned by a Loan Party (other than any such real property subject to or to be subject to a Lien permitted by Section 7.3(g)) on or prior to the date hereof as to which a mortgage or deed of trust in favor of Fleet National Bank, as administrative agent under the Existing Credit Agreement has not been filed, a Mortgage, executed and delivered by a duly authorized officer of the applicable Loan Party (which Borrower shall, it its own cost and expense, cause to be recorded in the appropriate land records).

SECTION 7.                                NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent (other than contingent indemnity obligation surviving after the termination of this Agreement) hereunder, each of Holdings and the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1                                 Financial Condition Covenants.

(a)  Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower (or, if less, the number of full fiscal quarters subsequent to the Closing Date) ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Leverage Ratio

December 31, 2004 to March 31, 2005	5.85 to 1.00
June 30, 2005 to December 31, 2005	5.75 to 1.00
March 31, 2006 to June 30, 2006	5.50 to 1.00
September 30, 2006 to December 31, 2006	5.25 to 1.00
March 31, 2007 to June 30, 2007	5.00 to 1.00
September 30, 2007 to December 31, 2007	4.75 to 1.00
March 31, 2008 to June 30, 2008	4.50 to 1.00
September 30, 2008 to December 31, 2008	4.25 to 1.00
March 31, 2009 to June 30, 2009	4.00 to 1.00
September 30, 2009 to December 31, 2009	3.75 to 1.00
March 31, 2010 to June 30, 2010	3.50 to 1.00

September 30, 2010	3.25 to 1.00
December 31, 2010 to September 30, 2011	3.00 to 1.00

(b)  Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower (or, if less, the number of full fiscal quarters subsequent to the Closing Date) ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Interest Coverage Ratio

December 31, 2004 to December 31, 2005	2.10 to 1.00
March 31, 2006 to December 31, 2006	2.20 to 1.00

March 31, 2007	2.25 to 1.00

June 30, 2007	2.30 to 1.00
September 30, 2007 to December 31, 2007	2.35 to 1.00

March 31, 2008	2.40 to 1.00

June 30, 2008	2.45 to 1.00
September 30, 2008 to March 31, 2009	2.50 to 1.00
June 30, 2009 to March 31, 2010	2.75 to 1.00
June 30, 2010 to September 30, 2011	3.00 to 1.00

7.2                                 Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)  Indebtedness of any Loan Party pursuant to any Loan Document;

(b)  Indebtedness of the Borrower to any Subsidiary and of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary;

(c)  Guarantee Obligations incurred in the ordinary course of business by Holdings or any of its Subsidiaries of obligations of any Wholly Owned Subsidiary Guarantor;

(d)  Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(e)  Indebtedness (including, without limitation, Capital Lease Obligations and Indebtedness under the U.S. Bank Facility) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed the sum of $20,000,000 at any one time outstanding;

(f)  (i) Indebtedness of the Borrower in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $150,000,000; and (ii) Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness, provided that such Guarantee Obligations are subordinated to the same extent as the obligations of the Borrower in respect of the Senior Subordinated Notes;

(g)  Indebtedness of the Borrower or any of its Subsidiaries acquired or assumed pursuant to a Permitted Acquisition, which Indebtedness was in existence at the time of such Permitted Acquisition and not incurred in contemplation thereof subject to the limitations specified in clause (h) of Section 7.2

(h)  any other Indebtedness of the Borrower or any of its Subsidiaries (including any Indebtedness of the types referred to in clause (l) of this Section 7.2 in excess of $5,000,000 permitted thereunder), and any refinancings, refundings, renewals or extensions of any such Indebtedness, in an aggregate amount as to Indebtedness incurred pursuant to clauses (g) and (h) of this Section 7.2 (plus the then outstanding aggregate amount of any refinancings, refundings, renewals or extensions of such Indebtedness and the Net Payment Amount of any outstanding Sale Leaseback Transactions entered into pursuant to Section 7.11) not exceeding $30,000,000 at any one time outstanding; provided, however, in no event shall any Indebtedness of Permitted Foreign Subsidiaries, together with Investments made pursuant to Section 7.8(x), exceed $3,000,000 at any one time outstanding;

(i)  Indebtedness of Holdings to the Borrower to the extent the related advance would be permitted to be made as a Restricted Payment hereunder (it being understood that any such advance shall be deemed to be and shall count as a Restricted Payment for purposes of Section 7.6);

(j)  Indebtedness under performance, surety, statutory or appeal bonds or with respect to worker’s compensation claims or other bonds permitted under Section 7.3;

(k)  Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections and otherwise in connection with deposit accounts.

(l)  Indebtedness consisting of Earnout Obligations and promissory notes or similar obligations issued by any Loan Party relating to licenses to be acquired in connection with a

Permitted Acquisition that cannot be transferred to such Loan Party prior to or concurrently with the consummation of such Permitted Acquisition, in an aggregate amount (valuing Earnout Obligations only to the extent then required to be included on a consolidated balance sheet of Holdings) not exceeding $5,000,000 at any one time outstanding;

(m)  Indebtedness consisting of promissory notes issued by Holdings or Borrower to officers, directors and employees of Holdings, the Borrower or any Subsidiary of the Borrower to purchase or redeem Capital Stock of the Borrower or Holdings to the extent permitted hereunder, in an aggregate amount not exceeding $1,000,000 at any time outstanding to the extent not constituting Subordinated PIK Debt;

(n)  Subordinated PIK Debt of Holdings in an aggregate amount not exceeding $30,000,000 at any one time outstanding incurred by it in connection with Permitted Acquisitions or Investments permitted hereunder, plus the aggregate amount of interest on such Subordinated PIK Debt paid in kind or through accretion or capitalization; provided that for purposes of this Section 7.2(n), any Subordinated PIK Debt in the form of redeemable preferred stock of Holdings shall be deemed to constitute Indebtedness;

(o)  Indebtedness under Swap Agreements permitted pursuant to Section 7.12 and Cash Management Obligations; and

(p)  Indebtedness of the Borrower that may be deemed to exist under any acquisition agreement pertaining to acquisitions consummated prior to the Closing Date.

7.3                                 Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)  Liens for taxes, assessments, charges or other governmental levies not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are bonded off and being contested in good faith by appropriate proceedings;

(c)  pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability insurance carriers under insurance or self insurance arrangements;

(d)  deposits to secure the performance of bids, Lenders, trade contracts (other than for borrowed money), leases, statutory obligations, contractual or warranty obligation, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)  easements, rights-of-way, restrictions and other similar encumbrances that, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f)  Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g)  Liens securing Indebtedness of the Borrower or any of its Subsidiaries incurred pursuant to Section 7.2(e) solely to finance the acquisition or construction of new equipment, fixed assets or real property or the refinancing of real property (including any Indebtedness under the U.S. Bank Facility), provided that, (i) such Liens shall be created (other than in connection with real property refinancings) within 90 days after the acquisition of such new equipment, fixed assets or real property and (ii) such Liens do not at any time encumber any property other than the equipment, fixed assets or real property financed by such Indebtedness;

(h)  Liens created pursuant to the Security Documents;

(i)  contractual or statutory Liens of landlords and Liens of suppliers (including sellers of goods) and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business;

(j)  rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions whether arising by contract or operation of law, incurred in the ordinary course of business so long as such deposits are not intended to be collateral for any obligations;

(k)  Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;

(l)  Liens arising from precautionary UCC financing statements regarding operating leases not constituting Indebtedness or consignments;

(m)  Liens securing Indebtedness permitted hereunder on property or assets acquired pursuant to a Permitted Acquisition or permitted Investment, or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition or permitted Investment, provided that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition or permitted Investment and do not attach to any other asset of the Borrower or any of its Subsidiaries;

(n)  Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(o)  Liens encumbering customary initial deposits and margin deposits, and similar Liens and margin deposits, and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business;

(p)  Liens incurred in connection with the purchase or shipping of goods or assets on the related goods or assets and proceeds thereof in favor of the seller or shipper of such goods or assets;

(q)  Liens in favor of customs and revenues authorities which secure payment of customs duties in connection with the importation of goods;

(r)  Liens arising out of judgments or awards not constituting an Event of Default under Section 8(h);

(s)  any interest or title of a licensor, sublicensor, lessor or sublessor under any license or lease agreement in the ordinary course of business not interfering with the business of the Borrower or any of its Subsidiaries;

(t)  licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(u)  Liens which arise under Article 4 of the UCC on items in collection and documents and proceeds related thereto;

(v)  Liens incurred in the ordinary course of business of the Borrower or any Subsidiary not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $5,000,000 at any one time; and

(w)  any escrow arrangement in respect of the obligations of Holdings and its Subsidiaries under the Magellan Note Documents, so long as the funds funded into escrow do not exceed the amount outstanding under the Magellan Note plus interest expected to accrue thereon during a period not to exceed two years.

7.4                                 Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)  any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving corporation);

(b)  any Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.5; and

(c)  any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation.

7.5                                 Disposition of Property.  Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)  the Disposition of obsolete or worn out property in the ordinary course of business;

(b)  the Disposition of Cash Equivalents and sale of inventory in the ordinary course of business;

(c)  Dispositions permitted by clause (i) of Section 7.4(b);

(d)  the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor;

(e)  the Disposition of other property (other than a Home Sale) in the aggregate having a book value not exceeding (i) 10% of the consolidated tangible assets of the Borrower and its Subsidiaries in any fiscal year of the Borrower or (ii) 15% of the consolidated tangible assets of the Borrower and its Subsidiaries in the aggregate from and after the Closing Date (with consolidated tangible assets being determined at the time of any such Disposition by reference to the most recent consolidated financial statements delivered pursuant to Section 6.1); provided that not less than 75% of the total consideration for any such Disposition shall be paid to the Borrower in cash or within 180 days after the consummation of such disposition is reasonably expected to and shall be converted into cash;

(f)  Home Sales and Asset Sales by Borrower or any of its Subsidiaries the Net Cash Proceeds of which do not exceed $5,000,000 in the aggregate in any fiscal year;

(g)  any of the Borrower and its Subsidiaries may transfer assets to the Borrower or any Subsidiary Guarantor;

(h)  any of the Borrower and its Subsidiaries shall be permitted to make Permitted Dispositions;

(i)  any of the Borrower and its Subsidiaries shall be permitted to sell or otherwise dispose of property and other assets in connection with Sale Leaseback Transactions permitted hereunder; and

(j)  other Home Sales involving real property sold in the sale-leaseback type transactions that do not qualify as a Sale Leaseback Transaction hereunder so long as such real property has been acquired by any Loan Party after the date hereof and the Net Cash Proceeds of such Home Sales are used to make prepayments of any outstanding Revolving Loans.

To the extent the Required Lenders waive the provisions of this Section with respect to the sale or other disposition of any Collateral, or any Collateral is sold or disposed of as permitted by this Section, such Collateral in each case shall be sold or otherwise disposed of free and clear of the Liens created by the Loan Documents and the Administrative Agent shall take such actions in accordance with Section 10.14 as are appropriate in connection therewith.

7.6                                 Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a)  any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor;

(b)  (i) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may pay dividends to Holdings to permit Holdings to purchase Holdings’ Capital Stock from present or former officers or employees of any Group Member, their estates and their heirs upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this clause (i) after the date hereof (net of any proceeds received by Holdings and contributed to the Borrower after the date hereof in connection with resales of any Capital Stock) shall not exceed either (x) $3,000,000 in cash in the aggregate during any fiscal year plus (A) the balance of any such $3,000,000 limit not used in any fiscal year (which may be used in any subsequent fiscal year), (B) the amount of any equity contribution made to the Borrower for the purpose of such repurchase, and (C) the proceeds of any key-man life insurance with respect to such employee paid to Holdings, the Borrower or any of its Subsidiaries; or (y) $10,000,000 in cash in the aggregate for 2004 and all fiscal years thereafter and (ii) the Borrower may pay dividends to Holdings to permit Holdings to pay Management Fees.

(c)  the Borrower may pay dividends to provide for the payment for customary corporate indemnities owing to directors of Holdings, the Borrower, its Subsidiaries or any of their Affiliates in the ordinary course of business;

(d)  Holdings may make Restricted Payments in the form of repurchases of its Capital Stock deemed to occur upon the non cash exercise of stock options and warrants;

(e)  Holdings or the Borrower may make other Restricted Payments made with Net Cash Proceeds of the issuance by it of Permitted Capital Stock not required to be applied to the prepayment of Loans pursuant to Section 2.11;

(f)  Holdings and its Subsidiaries may pay dividends through issuance of Permitted Capital Stock and may redeem any Capital Stock in exchange for other Permitted Capital Stock;

(g)  the Borrower may make Restricted Payments to Holdings to enable it to make payments required to be made by it pursuant to any acquisition agreement pertaining to acquisitions by the Borrower and its Subsidiaries consummated prior to the Closing Date and Permitted Acquisitions by the Borrower and its Subsidiaries thereafter;

(h)  the Borrower may directly or indirectly make distributions to Holdings or make payments on behalf of Holdings, to the extent necessary to pay the taxes and the operating and administrative expenses of Holdings incurred in the ordinary course of its business including, without limitation, reasonable directors’ fees and expenses; and

(i)  the Borrower may make Restricted Payments to Holdings to enable it to redeem, and Holdings may redeem, for cash up to all of Holdings’ issued and outstanding Class A Preferred Stock, par value $.01 per share; provided that redemption notices shall have been delivered on or about the Closing Date .

7.7                                 Capital Expenditures.  Make or commit to make any Capital Expenditure, (a) except (a) Capital Expenditures of the Borrower and its Subsidiaries not exceeding $20,000,000 in fiscal year 2005; not exceeding $22,500,000 in fiscal year 2006; not exceeding $25,000,000 for fiscal year 2007; not exceeding $27,500,000 in fiscal year 2008, and not exceeding $30,000,000 in any fiscal year thereafter; provided, that (i) up to 100% of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (ii) Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of amounts carried over from the prior fiscal year pursuant to clause (i) above and, second, in respect of amounts permitted for such fiscal year as provided above, (b) Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount, (c) Capital Expenditures made with the proceeds of equity contributions; and (d) Capital Expenditures made with proceeds obtained through third party financing permitted hereunder.

7.8                                 Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except in the case of Holdings and any of its Subsidiaries (other than any Insurance Subsidiary unless otherwise expressly included in this Section 7.8 or permitted by Section 7.17):

(a)  accounts receivable and other extensions of trade credit by the Borrower and its Subsidiaries in the ordinary course of business and advances made to Alliance Human Services in the ordinary course of business;

(b)  Investments in Cash Equivalents;

(c)  Guarantee Obligations permitted by Section 7.2;

(d)  Investments in assets useful in the business of the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(e)  intercompany Investments by any Group Member in the Borrower or any Person that, prior to such investment, is a Wholly Owned Subsidiary Guarantor;

(f)  existing Investments as listed on Schedule 7.8(g);

(g)  Capital Expenditures to the extent permitted under this Agreement;

(h)  Permitted Acquisitions;

(i)  the formation of and Investments in new Subsidiaries of the Borrower (other than Permitted Foreign Subsidiaries and Insurance Subsidiaries) and in connection with Permitted Acquisitions, provided that (i) such Subsidiary is owned by the Borrower or a Subsidiary Guarantor, (ii) the Borrower shall have notified the Administrative Agent at least ten Business Days prior to the formation or acquisition of any such Subsidiary, (iii) such Subsidiary shall be engaged in a permitted business of the Borrower or its Subsidiaries hereunder and (iv) as of the date of the formation or acquisition of any such Subsidiary and the Investment therein, and after giving effect thereto, (A) such new Subsidiary and its parent shall have entered into any and all agreements (in form and substance reasonably satisfactory to the Administrative Agent) necessary to comply with Section 6.9, and the Administrative Agent shall be satisfied that all Liens required to be granted in the assets and ownership interests of such new Subsidiary under such Section 6.9 have been granted or pledged and have been perfected and are subject only to permitted Liens hereunder, and (B) without limiting the generality of the foregoing, no Event of Default shall have occurred and be continuing;

(j)  Investments by Holdings, the Borrower or any of their respective Subsidiaries in the Borrower or any Person that is a Subsidiary Guarantor;

(k)  the Borrower and its Subsidiaries may receive and own Capital Stock or other investments acquired as non-cash consideration pursuant to dispositions permitted under Section 7.5;

(l)  the Borrower and its Subsidiaries may make pledges and deposits permitted under Section 7.3;

(m)  the Borrower and its Subsidiaries may make investments and guarantees expressly permitted under Sections 7.2, 7.4, 7.5 and 7.6;

(n)  the Borrower and its Subsidiaries may make an advance or an investment that could otherwise be made as a Restricted Payment to the extent the related advance or investment would be permitted under Section 7.6 (it being understood that any such advance or investment shall be deemed to be and shall count as a Restricted Payment for purposes of Section 7.6);

(o)  the Borrower and its Subsidiaries may hold Investments to the extent such Investments reflect an increase in the value of Investments and would otherwise exceed the limitations herein;

(p)  Investments consisting of endorsements for collection or deposit in the ordinary course of business;

(q)  Investments in deposit accounts opened and maintained in the ordinary course of business;

(r)  Holdings and the Borrower may acquire and hold promissory notes of employees of Holdings or its Subsidiaries in connection with such Person’s purchase of Permitted Capital Stock of Holdings;

(s)  Investments received in connection with any bankruptcy or reorganization of, or any good faith settlement of delinquent accounts and disputes with, any customer or supplier arising in the ordinary course of business;

(t)  the Borrower may enter into Swap Agreements that are not speculative in nature to the extent permitted hereunder;

(u)  any Investments relating to deferred compensation of Holdings, the Borrower and their respective Subsidiaries;

(v)  Investments by the Borrower and its Subsidiaries in Permitted Acquisitions made with the proceeds of any Reinvestment Deferred Amounts;

(w)  Investments by the Borrower or any Subsidiary of the Borrower in any Permitted Foreign Subsidiary (including the formation thereof), which, together with Indebtedness of Foreign Subsidiaries permitted to be outstanding pursuant to Section 7.2(h) does not exceed $3,000,000 at any time outstanding;

(x)  Investments by the Borrower or any Wholly-Owned Subsidiary in any Insurance Subsidiary (including in respect of the formation thereof) solely to the extent permitted by Section 7.18(b);

(y)  other Investments not listed above, including, without limitation other credit and other extensions of credit arising in the ordinary course of the Borrower’s business, in an aggregate amount not to exceed the sum of $10,000,000 at any one time; provided that any such Investment which later qualifies as a Permitted Acquisition shall not be counted against such amount but shall be counted towards Permitted Acquisition amounts; provided further that Investments representing loans and advances to employees of any Group Member (including for travel, entertainment and relocation expenses) shall not exceed $2,000,000 in the aggregate at any one time outstanding; and

(z)  Investments in connection with escrow arrangements permitted pursuant to Section 7.3(w).

The amount of any Investment shall be the initial amount of such Investment and any addition thereto and distributions received in respect of such Investment.

7.9                                 Optional Payments and Modifications of Certain Debt Instruments.  (a)  Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Senior Subordinated Notes or any Subordinated PIK Debt; provided that the Borrower may pay, prepay, repurchase or redeem the Senior Subordinated Notes with Net Cash Proceeds received by it from the issuance of Capital Stock that are not required to be used to prepay the Tranche B Loans, the Revolving Loans and the L/C Obligations pursuant to Section 2.11(d); (b) amend, modify, waive or otherwise change, or consent or agree to any material amendment, modification, waiver or other change to, any of the terms of the Senior Subordinated Notes that is materially adverse to the Lenders; or (c) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Debt” (or any other defined term having a similar purpose) for the purposes of the Senior Subordinated Note Indenture.

7.10                           Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.  Notwithstanding the foregoing, (i) Holdings and its Subsidiaries may pay to MDP Holder fees pursuant to a management agreement approved by the board of directors of Holdings in an aggregate amount not to exceed $250,000 in any fiscal year of Holdings (the “Management Fees”) and expenses and indemnities in connection therewith (which fees, but not expenses or indemnities, may only be paid when no Event of Default has occurred and is continuing) and the Borrower and its Subsidiaries may pay customary fees to, and the out-of-pocket expenses of its board of directors and may provide customary corporate indemnities for the benefit of members of its board of directors.

7.11                           Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by any Group Member of any real property for a term of more than five years or containing an obligation of such Group Member to repurchase such real property from such Person, which real property has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member (any such transaction a “Sale Leaseback Transaction”) except any Sale Leaseback Transaction (a) the Net Payment Amount in respect of which, together with the aggregate Net Payment Amount of all other Sale Leaseback Transactions since the date hereof and Indebtedness then outstanding pursuant to Section 7.2(g) and (h), does not exceed $30,000,000, (b) which, if such Sale Leaseback Transaction involves real property owned by any Loan Party on the date hereof (an “Existing Property Sale Leaseback Transaction”), (i) includes sale consideration for such real property of not less than 75% of the fair market value thereof and (ii) is accompanied by a prepayment to the extent required by Section 2.11(b), and (c) which, if such Sale Leaseback Transaction involves real property acquired by any Loan Party after the date hereof, is accompanied by a voluntary prepayment of any Revolving Loans outstanding equal to the Net Cash Proceeds realized therefrom (or, if less, the aggregate principal amount of such Revolving Loans).

7.12                           Swap Agreements.  Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock or, except as provided in clause (b) below, the Senior Subordinated Notes) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

7.13                           Changes in Fiscal Periods.  Permit the fiscal year of the Borrower or Holdings to end on a day other than September 30 or change the Borrower’s or Holdings’ method of determining fiscal quarters.

7.14                           Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any Indebtedness secured by Liens permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets subject to such Lien).

7.15                           Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, the Senior Subordinated Notes Indenture and the U.S. Bank Facility and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

7.16                           Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related or ancillary thereto, it being understood and acknowledged that any Insurance Subsidiary shall be the only entity conducting insurance business (and business reasonably related thereto) and that any Insurance Subsidiary shall be engaged for the underwriting of insurance policies for the Borrower and its Subsidiaries and each of such Person’s respective employees, officers or directors.  As to Holdings, enter into any business except for holding all of the Capital Stock of the Borrower and other transactions specifically permitted hereunder.  In connection therewith, Holdings shall have no liabilities other than its liabilities under the Loan Documents and other transactions specifically permitted hereunder, tax liabilities incurred in the ordinary course of business, and administrative expenses incurred in the ordinary course of business.

7.17                           Insurance Subsidiary Investments.  Permit the Insurance Subsidiary to make any Investment in any Person except:

(a)  Investments in Cash Equivalents;

(b)  Investments in deposit accounts opened and maintained in the ordinary course of business; and

(c)  Investments in accounts receivable in the ordinary course of business; and

(d)  Investments in notes or bonds (including interest only notes or bonds) in an aggregate amount up to $5,000,000 that are rated at least BBB- by S&P or Baa3 by Moody’s at the time of purchase; provided that an aggregate amount up to $3,000,000 of such Investments shall have a rating of at least A by S&P or A2 by Moody’s at the time of purchase.

7.18                           Insurance Subsidiary.  (a)   Permit the Insurance Subsidiary to enter into any (or renew, extend or materially modify any existing) reinsurance or stop-loss insurance arrangements except in the ordinary course of business with reinsurers rated as least “A-” by A.M. Best & Co. or reinsurers whose obligations to the Insurance Subsidiary are secured by letters of credit or other collateral reasonably acceptable to the board of directors of the Insurance Subsidiary or (b) permit any Investment in the Insurance Subsidiary, except for Investments in an aggregate amount not in excess of $10,000,000; provided that such amount may be increased by non-material amounts in the discretion and with the approval of the Administrative Agent and, so long as it is a Lender, Bank of America, as Syndication Agent (for the avoidance of doubt, such Investments shall exclude any expenses and premiums paid to the Insurance Subsidiary by any Group Member in the ordinary course of such Group Member’s business).

SECTION 8.                                EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)  the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)  any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any materially adverse respect on or as of the date made or deemed made; or

(c)  any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to Holdings and the Borrower only), Section 6.7(a) or Section 7 of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee and Security Agreement; or

(d)  any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of knowledge thereof by a Responsible Officer of a Loan Party or notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e)  any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans and L/C Obligations and the Magellan Note) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness (excluding the Loans and L/C Obligation and the Magellan Note), beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created and such default has not been waived; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable and such default has not been waived; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $12,000,000; or

(f)  (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)  (i) any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would, in the reasonable opinion of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h)  one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $7,500,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or

(i)  any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j)  the guarantee contained in Section 2 of the Guarantee and Security Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k)  a Change of Control or a Specified Change of Control shall occur; or

(l)  the Senior Subordinated Notes or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Security Agreement, as the case may be, as provided in the Senior Subordinated Note Indenture, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of the Senior Subordinated Notes or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes shall so assert;

(m)  any Governmental Authority shall commence a hearing on the renewal of any material license, consent, authorization, permit, certificate, franchise held by any the Borrower, any of its Subsidiaries, or professional employee, officer, director or contractor of any the Borrower or any of its Subsidiaries if there is a significant probability that the result thereof will be the termination, revocation, suspension or material adverse amendment of any such license, consent, authorization, permit, certificate, franchise that would have a Material Adverse Effect;

(n)  any Governmental Authority shall commence a formal proceeding seeking the termination, suspension or revocation of any license, consent, authorization, permit, certificate, franchise held by the Borrower, any of its Subsidiaries, or professional employee, officer, director or contractor of the Borrower or any Subsidiary of the Borrower if the result thereof is reasonably likely to be the termination, suspension or revocation of any license, consent, authorization, permit, certificate, franchise that would have a Material Adverse Effect; or

(o)  or any Insurance Subsidiary shall become subject to any conservation, rehabilitation, liquidation order, directive or mandate issued by any Governmental Authority which could reasonably be expected to have a Material Adverse Effect;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon)

and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9.                                THE AGENTS

9.1                                 Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.   Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2                                 Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3                                 Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4                                 Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5                                 Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6                                 Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7                                 Indemnification.  The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence, bad faith or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8                                 Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9                                 Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders and Borrower, as applicable, appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.  Notwithstanding the foregoing, the retiring Administrative Agent shall continue to hold the Collateral created by the Loan Documents for the benefit of the Lenders until the successor Administrative Agent has been effectively appointed pursuant to this paragraph.

9.10                           Co-Documentation Agents and Syndication Agent.  Neither the Co-Documentation Agents nor the Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 10.                          MISCELLANEOUS

10.1                           Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment (but not prepayment) in respect of any Tranche B Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of any mandatory reductions of Commitments shall not constitute an increase of Commitment of any Lender and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of any Lender) directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors (or Subsidiary Guarantors owning all or substantially all of the Collateral) from their obligations under the Guarantee and Security Agreement or the Borrower from its obligations under the Borrower Security Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.17 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (v) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vi) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (vii) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; (viii) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender or (ix) alter the required application of any prepayments or repayments (or commitment reductions), as between the various Facilities pursuant to Section 2.11(e) (although the Required Lenders may waive in whole or in part, any such prepayment, repayment or commitment reduction so long as the application, as among the various Facilities, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered), without the consent of the Majority Facility Lenders of each Facility which is being allocated a lesser prepayment, repayment or commitment reduction.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan

Parties, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the then Required Lenders, the Majority Facility Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Tranche B Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Tranche B Term Loans (as defined below) to permit the refinancing, replacement or modification of all outstanding Tranche B Term Loans (“Refinanced Tranche B Term Loans”) with a replacement “B” term loan tranche hereunder (“Replacement Tranche B Term Loans”), provided that (a) the aggregate principal amount of such Replacement Tranche B Term Loans (with appropriate adjustments to take into account any upfront fees or original issue discount) shall not exceed the aggregate principal amount of such Refinanced Tranche B Term Loans, (b) the Applicable Margin for such Replacement Tranche B Term Loans shall not be higher than the Applicable Margin for such Refinanced Tranche B Term Loans, (c) the weighted average life to maturity of such Replacement Tranche B Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Tranche B Term Loans at the time of such refinancing, and (d) the Lenders providing the relevant Replacement Tranche B Term Loans shall have the same relative rights and priorities under the Loan Documents as the Lenders of the Refinanced Tranche B Term Loans at the time of such refinancing.

If the Borrower wishes to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with this Section 10.1 (with such replacement, if applicable, being deemed to have been made pursuant to this Section 10.1).  Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 2.20 or 10.6.  By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Assumption attached hereto as Exhibit E, and accordingly no other action by such Lenders shall be required in connection therewith.  The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

10.2                           Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings and Borrower:	National Mentor, Inc. 313 Congress Street Boston, MA 02210
Attention: Edward M. Murphy, President
Telecopy: (617) 790-4271
Telephone: (617) 790-4800

Madison Dearborn Partners, Inc. 3 First National Plaza Chicago, IL 60603
Attention: Nicholas W. Alexos
Telecopy: (312) 895-1256
Telephone: (312) 895-1100

Kirkland & Ellis LLP 200 East Randolph Drive Chicago, IL 60601
Attention: Sanford E. Perl, P.C.
Telecopy: (312) 861-2291
Telephone: (312) 861-2298

Administrative Agent:	JPMorgan Chase Bank 1111 Fannin Street 10th Floor Houston, TX 77002
Attention: Cherry Arnaez, Loan and Agency Services
Telecopy: 713-750-2789
Telephone: 713-750-2782

JPMorgan Chase Bank 270 Park Avenue New York, NY 10017 Fax: 212-270-3279 Phone: 212-270-2472 Attention: Dawn Lee Lum Email: dawn.leelum@jpmorgan.com provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the

Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3                           No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4                           Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5                           Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee, except to the extent such claims, demands, penalties, fines, liabilities, settlements, damages, costs, and expenses of whatever kind or nature, under or related to Environmental Laws, are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. In the case of any investigation, litigation or other proceeding to which the indemnity in clause (d) of this Section applies, such indemnity shall be effective whether or not such investigation, litigation or other proceeding is brought by a third party or any Group Member or an Indemnified Party, and whether or not an Indemnified Party is otherwise a party thereto.  All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor.  Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6                           Successors and Assigns; Participations and Assignments.  (a)   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)  (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person;

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)  the Issuing Lender, provided that no consent of the Issuing Lender shall be required for an assignment of all or any portion of a Tranche B Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of the Tranche B Term Facility, $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)  (i)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.19 unless such Participant complies with Section 2.19(d).

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender (and any initial or subsequent pledgee or grantee, as the case may be, may in turn at any time and from time to time pledge or grant a security interest in all or any portion of such rights as collateral security to secure obligations of such Person), including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)    The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f)    Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b).  Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g)    Notwithstanding anything to the contrary contained herein, if at any time JPMorgan Chase Bank or Bank of America assigns all of its Commitment and Loans pursuant to this Section, JPMorgan Chase Bank or Fleet National Bank (in the event Bank of America assigns all of its Commitment and Loans), as applicable, may, upon 90 days’ notice to the Borrower and the Administrative Agent, resign as the Issuing Lender.  In the event of any such resignation as Issuing Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of JPMorgan Chase Bank or Fleet National Bank, as applicable, as Issuing Lender.  If JPMorgan Chase Bank or Fleet National Bank resigns as Issuing Lender, it shall retain all the rights and obligations of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all L/C Obligations with respect thereto (including the right to require the Lenders to fund risk participations in respect of any Letter of Credit pursuant to Section 3.4).

10.7                           Adjustments; Set-off.  (a)  Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)  In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right after the occurrence and during the continuance of an Event of Default, without prior notice to Holdings or the Borrower, any such notice being expressly waived by Holdings and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final other than payroll or trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower, as the case may be.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8                           Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including Lender Addendums), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9                           Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10                     Integration.  This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11                     GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12                     Submission To Jurisdiction; Waivers.  Each of Holdings and the Borrower hereby irrevocably and unconditionally:

(a)  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)  agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13                     Acknowledgements.  Each of Holdings and the Borrower hereby acknowledges that:

(a)  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)  neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

10.14                     Releases of Guarantees and Liens.  (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b)  At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Swap Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.15                     Confidentiality.  Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by or on behalf of any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document or (j) with the consent of the Borrower; provided, however, that with respect to disclosures pursuant to clauses (d), (e) and (f) of this Section (other than disclosures pursuant to routine regulatory examinations), unless prohibited by applicable Requirements of Law or court order, each Lender, the Issuing Bank and the Administrative Agent shall (x) notify the Borrower of any request by any Governmental Authority or representative thereof or other Person for disclosure of confidential and non-public information after receipt of such request and (y) if such disclosure of such confidential or non-public information is legally required, furnish only such portion of such information as it is legally compelled to disclose and exercise commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed information.

10.16                     WAIVERS OF JURY TRIAL.  HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17                     USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

10.18                     Certain Matters Relating to the Existing Credit Agreement  (a) As of the date hereof, (i) NMLLC, as borrower under the Existing Credit Agreement hereby assigns, transfers and conveys to the Borrower all of its present and future right, title and interest as such borrower (but not as grantor of collateral) in, under and with respect to the Existing Credit Agreement and the other documents defined as “Loan Documents” in the Existing Credit Agreement to which NMLLC is a party, (ii) the Borrower hereby assumes all of the duties and obligations of NMLLC, as such borrower pursuant to the Existing Credit Agreement and such other documents and confirms that it shall be party to the Existing Credit Agreement and such other documents and shall be bound by all the terms thereof as if named therein as “Borrower”, (iii) NMLLC hereby agrees that it shall hereafter be a guarantor under the “Guarantee and Security Agreement” as defined in the Existing Credit Agreement, and (iv) each Lender hereby consents to the assignment and assumption described in clauses (i) and (ii) above.

(b)  As of the date hereof, (i) Fleet National Bank resigns as Administrative Agent under the Existing Credit Agreement (the “Retiring Administrative Agent”) and assigns, transfers and conveys all of its rights, title and interest as “Administrative Agent” into and under the Existing Borrower Security Agreement (as defined in the Borrower Security Agreement) and the Existing Guaranty and Security Agreement (as defined in the Guaranty and Security Agreement) to the Successor Administrative Agent (as defined below), and (ii) each Lender hereby irrevocably designates and appoints JPMorgan Chase Bank as Administrative Agent hereunder (the “Successor Administrative Agent”). The Retiring Administrative Agent shall be entitled to (A) the benefits of all covenants, representations, warranties, reimbursement obligations and indemnities in its favor to which the Retiring Administrative Agent would be entitled under Section 9 of the Existing Credit Agreement upon its resignation as Administrative Agent and (B) the benefits of all covenants, representations, warranties, reimbursement obligations and indemnities in its favor which would, by the terms of the “Loan Documents” as defined in the Existing Credit Agreement , survive the date of this Agreement if the Existing Credit Agreement had been terminated on the date hereof and without giving effect to the resignation of the Retiring Administrative Agent provided for herein.  The Borrower, the Retiring Administrative Agent, the Successor Administrative Agent, and each Lender hereby consent to the resignation of the Retiring Administrative Agent and the appointment of the Successor Administrative Agent and confirm that such resignation and appointment shall be valid notwithstanding any non-compliance with the provisions of the Existing Credit Agreement in connection therewith, including, without limitation, the requirement that the Retiring Administrative Agent give 30 days prior written notice of its resignation as required by Section 9.9 of the Existing Credit Agreement.

Each of the Retiring Administrative Agent, the Successor Administrative Agent and the Lenders hereby terminates (i) the Intercreditor and Subordination Agreement dated as of May 1, 2003 among Holdings, NMLLC and Fleet National Bank and (ii) the Affiliate Subordination Agreement dated as of May 1, 2003 among MDP Holder, the other entities listed as “Creditors” on the signature pages thereto, Holdings, NMLLC and Fleet National Bank.

10.19                     No Novation.  This Agreement is an amendment and restatement of the Existing Credit Agreement.  The Notes delivered by the Borrower to the Lenders on the Closing Date are given in renewal and rearrangement of, and substitution for, but not in payment of, the “Notes” (as defined in the Existing Credit Agreement) issued to the Lenders in their respective capacities as “Lenders” under (and as defined in) the Existing Credit Agreement, whether as an original holder or as an assignee thereof (the “Existing Notes”) it being acknowledged and agreed that the Indebtedness evidenced by the Existing Credit Agreement and the Existing Notes constitutes the same Indebtedness evidenced by this Agreement and the Notes delivered pursuant hereto and that this Agreement and such Notes are in no way intended to constitute a novation of the Existing Credit Agreement or the Existing Notes or the principal amount of outstanding Indebtedness evidenced thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NATIONAL MENTOR HOLDINGS, INC.

By:	/s/ John W. Gillespie
Name:
Title:

NATIONAL MENTOR, INC.

By:	/s/ John W. Gillespie
Name:
Title:

Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, as Administrative
Agent, an Issuing Lender and as a Lender

By:	/s/ Gary L. Spevack
Name: Gary L. Spevack
Title: Vice President
JPMorgan Chase Bank

Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as Syndication Agent and
as a Lender

By:	/s/ Gabriela Millhorn
Name: Gabriela Millhorn
Title: Principal

Amended and Restated Credit Agreement

DYMAS FUNDING COMPANY, LLC, as
Co-Documentation Agent

By: Dymas Capital Management Company, LLC
Its: Manager

By:	/s/ Andrew D. Marek
Name: Andrew D. Marek
Title: Managing Director

Amended and Restated Credit Agreement

GENERAL ELECTRIC CAPITAL CORPORATION, as
Co-Documentation Agent and as a Lender

By:	/s/ Steve J. Warner
Name: Steve J. Warner
Title: Duly Authorized Signatory

Amended and Restated Credit Agreement

UBS LOAN FINANCE LLC

By:	/s/ Wilfred V. Saint
Name: Wilfred V. Saint
	Title:	Director
Banking Products Services, US

By:	/s/ Salloz Sikka
Name: Salloz Sikka
	Title:	Associate Director
Banking Products Services, US

Amended and Restated Credit Agreement

MERRILL LYNCH CAPITAL, as Co-Documentation
Agent and as a Lender

By:	/s/ Clare Bailhe
Name: Clare Bailhe
Title: Director

Amended and Restated Credit Agreement

FLEET NATIONAL BANK, a Bank of America Company, as an Issuing Lender and as administrative agent under the Existing Credit Agreement

By:	/s/ Gabriela Millhorn
Name: Gabriela Millhorn
Title: Principal

Amended and Restated Credit Agreement

[LENDER]

By:	/s/ John D. Rogers
Name: John D. Rogers
Title: Senior Vice President

Amended and Restated Credit Agreement

NATIONWIDE LIFE INSURANCE COMPANY

By:	/s/ Thomas S. Leggett
Name: Thomas S. Leggett
Title: Associate Vice President Public Bonds

Amended and Restated Credit Agreement

NATIONWIDE MUTUAL INSURANCE COMPANY

By:	/s/ Thomas S. Leggett
Name: Thomas S. Leggett
Title: Associate Vice President Public Bonds

Amended and Restated Credit Agreement

NATIONWIDE LIFE INSURANCE COMPANY
SEPARATE ACCOUNT-B RETIREMENT

By:	/s/ Thomas S. Leggett
Name: Thomas S. Leggett
Title: Associate Vice President Public Bonds

Amended and Restated Credit Agreement

CIBC INC.

By:	/s/ George Knight
Name: George Knight
Title: Managing Director, CIBC World Markets Corp., as agent

Amended and Restated Credit Agreement

Denali Capital LLC, managing member of DC Funding
Partners LLC, portfolio manager for
DENALI CAPITAL CLO I, LTD.

By:	/s/ Robert M. Coseo
Name: Robert M. Coseo
Title: Managing Director

Amended and Restated Credit Agreement

Denali Capital LLC, managing member of DC Funding
Partners LLC, portfolio manager for
DENALI CAPITAL CLO III, LTD.

By:	/s/ Robert M. Coseo
Name: Robert M. Coseo
Title: Managing Director

Amended and Restated Credit Agreement